UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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Westar Energy, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 2, 2007

Dear Fellow Shareholder:

We cordially invite you to the 2007 Annual Meeting of Shareholders of Westar Energy, Inc. The meeting is at 10:00 a.m., Central Daylight Saving Time, on Thursday, May 17, 2007, in the Emerald Ballroom at the Capitol Plaza Hotel located at 1717 SW Topeka Boulevard, Topeka, Kansas 66612.

At the meeting, we will elect three members of our board of directors and vote on the other matters set forth in the enclosed notice of the meeting and proxy statement. Upon the completion of the business matters to be conducted at the annual meeting, we will report on our business and our plans for the future.

YOUR VOTE IS IMPORTANT. We urge you to read this proxy statement carefully. Whether or not you plan to attend the annual meeting, please take time to vote as soon as possible by completing and mailing the enclosed proxy card or by using the telephone or Internet voting procedures.

If you plan to attend the meeting, please check the appropriate box on your proxy card so we may plan appropriately.

We extend our thanks for your continued investment in Westar Energy, Inc. and look forward to seeing you at the annual meeting.

Sincerely,

CHARLES Q. CHANDLER IV	JAMES S. HAINES, JR.
Chairman of the Board	Chief Executive Officer

HOW TO VOTE

There are four ways you may vote, as explained in the detailed instructions on your proxy card.

•       Proxy Card.   Vote by completing and returning your proxy card in the enclosed envelope.

•       Internet.   Vote via the Internet by following the voting instructions on the proxy card.

•       Telephone.   Vote by calling the toll-free number on the proxy card.

•       In Person at the Annual Meeting.   Vote in person by attending the annual meeting.

If you vote by telephone or on the Internet, you do not need to return your proxy card. Please see the enclosed proxy card for more detailed information on how to vote your shares.

HOW TO NOMINATE A DIRECTOR

You may nominate a director at the annual meeting of shareholders and have your nominee’s name included on the ballot distributed at the meeting by providing our Corporate Secretary written notice of your intention to do so within the time limits prescribed in our articles of incorporation. Your notice must include certain information regarding yourself and your nominee, including, among other items, the nominee’s name, address, occupation and qualifications. Please see “Additional Information” below for more information regarding your ability to nominate directors and to bring other business before shareholder meetings.

Additionally, the Nominating and Corporate Governance Committee of our Board of Directors will consider a candidate for director suggested by a shareholder. Please see “Additional Information” below for more information regarding your ability to submit director candidates to the Nominating and Corporate Governance Committee for its consideration.

ANNUAL MEETING ADMISSION

Either an admission ticket or proof of ownership of Westar Energy stock must be presented in order to be admitted to the annual meeting. You may also be asked to present valid picture identification. If you are a shareholder of record, your admission ticket is attached to your proxy card. If your shares are held in the name of a bank, broker or other holder of record, you must bring a brokerage statement or other proof evidencing your ownership on March 23, 2007 with you to the annual meeting, or you may request an admission ticket in advance by contacting our Shareholder Services Department at (800) 527-2495 or (785) 575-6394 or by email at shareholders@westarenergy.com. Each shareholder may be accompanied by one guest.

REDUCE MAILING COSTS

If you share the same last name with other shareholders living in your household, you can help us reduce printing and mailing costs by electing to receive only one copy of our annual report and proxy statement. Please see “Questions and Answers About the Meeting and Voting” below for more information about “householding.” Additionally, shareholders may help us to reduce printing and mailing costs further by electing to access our proxy materials and annual report via the Internet. If you select this option, you will receive information on how to access these materials along with your proxy card. Please indicate your consent to accessing future proxy materials via the Internet by checking the appropriate box on your proxy card or contacting our Shareholder Services Department at (800) 527-2495 or (785) 575-6394 or by email at shareholders@westarenergy.com.

WESTAR ENERGY, INC.

818 South Kansas Avenue

Topeka, Kansas 66612

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Time and Date	10:00 a.m. (Central Daylight Saving Time) on Thursday, May 17, 2007
Place	Capitol Plaza Hotel (Emerald Ballroom)
1717 SW Topeka Boulevard
Topeka, Kansas 66612
Purpose	• To elect three Class II directors to serve for a term of three years
• To ratify and confirm the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2007
• To conduct other business properly raised before the meeting and any adjournment or postponement of the meeting
Record Date	You may vote if you were a shareholder of record on March 23, 2007.
Proxy Voting	Your vote is important. You may vote in one of four ways:
• by signing, dating and returning your proxy card in the enclosed envelope
• via the Internet using instructions on the proxy card
• by calling the toll-free number on the enclosed proxy card
• in person by attending the annual meeting

On behalf of the Board of Directors,

Larry D. Irick
Vice President, General Counsel and
Corporate Secretary

Topeka, Kansas
April 2, 2007

PROXY STATEMENT

The board of directors of Westar Energy, Inc. (the “Company”) is soliciting proxies for the 2007 Annual Meeting of Shareholders. This proxy statement and the accompanying proxy card contain information about the items you will vote on at the annual meeting. We began mailing these documents to shareholders on or about April 2, 2007.

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING

Who may vote and how many votes do I have?

Common and preferred shareholders of record at the close of business on March 23, 2007 may vote. As of that date there were outstanding and entitled to vote 87,504,365 shares of our common stock, 121,613 shares of our 4 1/2% series preferred stock, 54,970 shares of our 4 1/4% series preferred stock and 37,780 shares of our 5% series preferred stock. For each matter presented for vote, you have one vote for each share you own.

How do proxies work?

The board of directors is asking for your proxy. Giving your proxy means you authorize the persons named as proxies to vote your shares at the meeting in the manner you direct. You may vote for all, some or none of our director nominees. If you sign and return the proxy card but do not specify how to vote, the persons named as proxies will vote your shares as follows: (1) for our director nominees; and (2) for ratification and confirmation of Deloitte & Touche LLP as our independent registered public accounting firm for 2007. We do not expect any other items to be presented at the meeting; however, your proxy will give discretionary authority to the persons named as proxies to vote on any other matters that may be brought before the meeting.

How do I vote?

If you were a shareholder of record on March 23, 2007, there are four ways you may vote, as explained in the detailed instructions on your proxy card. You may:

•       vote by completing and returning your proxy card in the enclosed envelope

•       vote via the Internet by following the voting instructions on the proxy card

•       vote by calling the toll-free number on the proxy card

•       vote in person by attending the annual meeting

Please follow the instructions on the proxy card for voting by one of these methods. Please help us save time and postage costs by voting through the Internet or by telephone. If your shares are held by a broker or other nominee, you will receive instructions from the broker or other nominee that you must follow in order to vote your shares. Whether you plan to attend the meeting or not, we encourage you to vote by proxy, telephone or the Internet as soon as possible.

Will anyone at the Company know how I vote?

Corporate Election Services, Inc., the independent proxy tabulator we use, counts the votes and acts as the inspector of election for the annual meeting. Your individual vote will be kept confidential from our directors, officers and employees. If you write opinions or comments on your proxy card, a copy of your proxy card, excluding your voting instructions, will be sent to us so that we can respond, if appropriate, to the comment or question.

What does it mean if I receive more than one proxy card?

You may receive more than one proxy card depending on how you hold your shares and how your shares are registered. If you hold shares through someone else, such as a bank or broker, you may also receive proxy materials from them asking how you want to vote. If you participate in our Direct Stock Purchase Plan or our Employees’ 401(k) Savings Plan and the account names are exactly the same on each, you will receive one proxy card for all shares of common stock held in or credited to your accounts as of the record date. If the names on your accounts are different, you will receive more than one proxy card. We encourage you to have all accounts registered in the same name and address whenever possible. You can do this by contacting our Shareholder Services Department at (800) 527-2495 or (785) 575-6394 or by email at shareholders@westarenergy.com.

The plan trustee for the Employees’ 401(k) Savings Plan will vote our shares credited to your account in accordance with the voting instructions provided on any applicable proxy card received from plan participants by May 11, 2007. The plan trustee will not vote your shares if you do not provide voting instructions.

If you receive more than one proxy card, we encourage you to complete and return all proxy cards delivered to you to vote all shares registered to you.

Can I change my vote?

You can revoke a proxy before the time for voting at the annual meeting in several ways:

•       by mailing a revised proxy card with a more recent date than the prior proxy (we must receive the revised proxy card before the meeting to be effective)

•       by voting again via the Internet

•       by notifying our Corporate Secretary in writing that you are revoking your proxy

You may also revoke your proxy by voting in person at the annual meeting.

Who can attend the annual meeting?

All shareholders who owned shares at the close of business on March 23, 2007, or their duly appointed proxies, may attend the meeting. Each shareholder may be accompanied by one guest. Registration will begin at 8:45 a.m., and seating will begin at 9:00 a.m. If you attend, you may be asked to present valid picture identification, such as a driver’s license or passport. To avoid delays in gaining admittance to the meeting, registered shareholders should bring the “Admission Ticket” found at the top of the proxy card.

Please note that if you hold your shares in “street name” (through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership on March 23, 2007 and check-in at the registration table at the meeting.

What constitutes a “quorum” for the meeting?

A quorum is necessary to conduct business at the meeting. A quorum requires the presence, in person or by proxy, of the holders of a majority of the outstanding shares entitled to vote at the meeting. We count broker “non-votes” and abstentions as present for purposes of determining whether a quorum is present at the meeting.

What is a broker “non-vote”?

If a broker holds your shares in street name and you fail to provide voting instructions to your broker, the broker has the discretion to vote your shares on routine matters, such as director elections and ratification of auditors, but not on non-routine matters, such as shareholder proposals. Broker “non-votes” on non-routine matters occurs when you fail to provide voting instructions to your broker for shares you hold through your broker. Broker “non-votes” do not count in the voting results. As a consequence, it is important that you provide voting instructions to your broker for shares you hold through your broker.

How many votes are needed?

The director nominees receiving the greatest number of votes will be elected. Under our majority voting policy, in an uncontested election, if a director nominee does not receive a majority of the votes cast in the election (that is, the director nominee receives a greater number of “withhold” votes than “for” votes), the director nominee is required to tender his or her resignation for consideration by the Nominating and Corporate Governance Committee and our board of directors. Please see “Corporate Governance Matters—Majority Vote Policy” below for further details on our majority voting policy.

For all other matters to be voted upon at the meeting, the affirmative vote of a majority of the shares present and entitled to vote on that matter, in person or by proxy, at the meeting is necessary for approval. For these matters, abstentions have the same effect as a vote “against” the proposals.

Who pays for the solicitation of proxies?

We pay the cost of soliciting proxies. We retained Georgeson Shareholder Communications, Inc. to assist with the solicitation for an estimated fee of $9,500, plus reasonable out-of-pocket expenses. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for sending proxy materials to shareholders. In addition to the use of the mail, proxies may be solicited personally or by telephone or electronic media by our employees.

What is “householding”?

Householding is a procedure that permits us, with your prior permission, to send a single set of our annual report and proxy statement to any household at which two or more shareholders reside. Each shareholder will continue to receive a separate proxy card for voting and attendance purposes. Householding reduces the volume of duplicate information you receive, as well as our expenses.

Please contact our Shareholder Services Department at (800) 527-2495 or (785) 575-6394 or by email at shareholders@westarenergy.com for more information on this important shareholder program.

Can I elect to access future proxy materials via the Internet?

Yes. Shareholders can help us reduce printing and mailing costs by electing to access future proxy materials and annual reports via the Internet. Please indicate your consent to accessing our proxy materials and annual reports via the Internet by checking the appropriate box on your proxy card or contacting our Shareholder Services Department at (800) 527-2495 or (785) 575-6394 or by email at shareholders@westarenergy.com.

ELECTION OF DIRECTORS
(Item 1 on the Proxy Card)

Directors and Nominees for Election as Directors

Our articles of incorporation provide that the board of directors will have no less than seven nor more than fifteen directors, as determined from time to time by the board of directors. Our board of directors currently consists of ten directors divided into three classes (Class I, Class II and Class III), with the term of office of each class ending in successive years. At each annual meeting of shareholders, the directors constituting one class are elected for a three-year term. The terms of the directors in Class II expire with this meeting.

B. Anthony Isaac, Michael F. Morrissey and John C. Nettels, Jr. have been nominated for election as Class II directors. The persons named in the accompanying proxy will vote your shares for the election of these nominees unless you direct otherwise. Each nominee has consented to being named as a nominee and to serve if elected. While it is not expected that any of the nominees will be unable or unwilling to serve, if for any reason one or more are unable or unwilling to do so, the proxies will be voted for substitute nominees selected by our board of directors or the board of directors may reduce the number of directors.

Director Nominees

Class II—Term Expiring in 2007

B. Anthony Isaac, age 54, has served as our director since December of 2003. Employment Experience: Since 2000, Mr. Isaac has been president of LodgeWorks, L.P., a hotel management and development company based in Wichita, Kansas. Directorships: Mr. Isaac is chairman of the board and chairman of the finance and strategic planning committees of Via Christi Wichita Health Network in Wichita, Kansas.

Michael F. Morrissey, age 64, has served as our director since April of 2003. Employment Experience: Mr. Morrissey retired in September of 1999 after serving since 1982 as a partner of Ernst & Young LLP, an auditing and financial services firm. Directorships: Mr. Morrissey is a director and chairman of the audit committee of the general partner of Ferrellgas Partners, LP, a propane gas marketing and distribution business located in Overland Park, Kansas.

John C. Nettels, Jr., age 50, has served as our director since March of 2000. Employment Experience: Mr. Nettels has been a partner of the law firm of Stinson Morrison Hecker LLP, located in Overland Park, Kansas, since 2002. He was a partner with the law firm of Morrison & Hecker LLP from 1994 to 2002.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF EACH OF THE ABOVE NOMINEES.

Continuing Directors

Class III—Term Expiring in 2008

Mollie H. Carter, age 44, has served as our director since June of 2003. Employment Experience: Ms. Carter became president and chief executive officer of Sunflower Banks, Inc., a banking institution located in Salina, Kansas, on January 1, 2005. Ms. Carter is also vice president of Star A, Inc., a position she has held since 1997. Star A, Inc. is a family owned company with Kansas agricultural and other investment interests. Directorships: Ms. Carter is chairman of the board of directors of Sunflower Banks, Inc. In addition, she is a director of Archer-Daniels-Midland Company and a member of that company’s compensation and succession committee and its nominating and corporate governance committee. Ms. Carter is also a director of Premium Standard Farms, Inc. and a member of its audit committee.

Jerry B. Farley, age 60, has served as our director since October of 2004. Employment Experience: Since 1997, Mr. Farley has been president of Washburn University located in Topeka, Kansas. Directorships: Mr. Farley is a director and member of the audit, loan and trust committees of Commerce Bank and Trust in Topeka, Kansas, and a director and member of the audit and governance committees of The Security Group of Mutual Funds, also located in Topeka, Kansas.

James S. Haines, Jr., age 60, has served as our director and chief executive officer since December of 2002. He also served as our president from December of 2002 through March of 2006. Employment Experience: Mr. Haines also holds an appointment as an adjunct professor and the Skov Professor of Business Ethics at the University of Texas at El Paso, a position he has held since January of 2002. From May 1996 to November 2001, Mr. Haines was president and chief executive officer of El Paso Electric Company, a public utility company located in El Paso, Texas.

Arthur B. Krause, age 65, has served as our director since June of 2003. Employment Experience: Mr. Krause retired in 2002 as executive vice president and chief financial officer of Sprint Corporation, a global communications company, after serving in that position since 1988. Directorships: Mr. Krause is a director, member of the audit committees and chairman of the compensation committees for Inergy GP, LLC, and Inergy Holdings GP, LLC, affiliated companies of a propane gas marketing and distribution business located in Kansas City, Missouri.

Class I—Term Expiring in 2009

Charles Q. Chandler IV, age 53, has served as our director since December of 1999 and chairman of our board of directors since December of 2002. Employment Experience: Mr. Chandler has been president and chief executive officer of INTRUST Bank, N.A. since 1996 and president of INTRUST Financial Corporation since 1990. Both companies are financial institutions located in Wichita, Kansas. Directorships: Mr. Chandler is chairman of the board of INTRUST Bank, N.A. and a director of INTRUST Financial Corporation, the First National Bank of Pratt, Kansas, and Wesley Medical Center in Wichita, Kansas.

R. A. Edwards, age 61, has served as our director since October of 2001. Employment Experience: Since 1981, Mr. Edwards has been the president and chief executive officer of First National Bank of Hutchinson and, since 1986, vice president of its parent corporation, First Kansas Bancshares of Hutchinson. Both companies are financial institutions located in Hutchinson, Kansas. Directorships: Mr. Edwards is a director of First National Bank of Hutchinson and First Kansas Bancshares of Hutchinson and chairman of the board of Douglas County Bank located in Lawrence, Kansas.

Sandra A.J. Lawrence, age 49, has served as our director since October of 2004. Employment Experience: Since December of 2005, Ms. Lawrence has been executive vice president and chief financial officer of Children’s Mercy Hospital located in Kansas City, Missouri. From December of 2004 until March of 2005, Ms. Lawrence was senior vice president and treasurer, and from March of 2005 until December of 2005, she was senior vice president and chief financial officer, of Midwest Research Institute, an independent, non-profit, contract research organization located in Kansas City, Missouri. From April of 2003 until November of 2004, Ms. Lawrence was the interim chief executive officer of Frontier Medical Research, LLC, a medical information technology company located in Prairie Village, Kansas. From October of 2000 until June of 2002, Ms. Lawrence was president and chief executive officer of Global Packaging Solutions, a packaging supplier in Olathe, Kansas. Directorships: Ms. Lawrence Serves on The Kansas City Market Board of US Bank, chairperson of the Greater Kansas City Community Foundation and Affiliated Trusts and a director of the Hall Family Foundation.

Board of Directors’ Responsibilities

The board of directors’ primary responsibility is to seek to maximize long-term shareholder value. The board of directors selects our senior management, monitors management’s and the Company’s performance and provides advice and counsel to management. Among other things, at least annually, the board of directors reviews our business strategy and approves a budget. In fulfilling the board of directors’ responsibilities, directors have full access to our management, internal and external auditors and outside advisers.

Corporate Governance Matters

General.   The board of directors and management are committed to maintaining strong corporate governance practices that allocate rights and responsibilities among the board of directors, management and our shareholders in a manner that benefits the long-term interests of our shareholders. Accordingly, our corporate governance practices are designed not just to satisfy regulatory requirements, but also to provide for effective oversight and management of the Company.

The Nominating and Corporate Governance Committee engages in a regular process of reviewing our corporate governance practices, including comparing our practices with those recommended by various corporate governance authorities, the expectations of our shareholders and the practices of other leading public companies. The Nominating and Corporate Governance Committee also regularly reviews our corporate governance practices in light of proposed and adopted laws and regulations, including the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), the rules of the Securities and Exchange Commission (“SEC”) and the rules and listing standards of the New York Stock Exchange (“NYSE”).

Corporate Governance Guidelines and Independence.   The board of directors has adopted Corporate Governance Guidelines, which provide a framework for our corporate governance initiatives and cover topics including, but not limited to, board and committee composition, director compensation, and director qualifications. The Nominating and Corporate Governance Committee is responsible for overseeing and reviewing the Corporate Governance Guidelines and reporting and recommending to the board of directors any changes to the Corporate Governance Guidelines. Our Corporate Governance Guidelines are available from our Corporate Secretary and on our Internet website at www.westarenergy.com.

Our Corporate Governance Guidelines require that a majority of the board of directors must meet the independence standards established by the NYSE. The board of directors has determined that each member of the board of directors, except Mr. Haines, is independent.

In making that determination, the board of directors applied the independence standards established by the NYSE and, if applicable, the following categorical standards. These categorical standards are included in our Corporate Governance Guidelines and are based on the independence standards established by the NYSE. In addition, the board of directors considered any other relevant facts and circumstances.

Any director who meets the following criteria is presumed to be independent (except for the purpose of serving as a member of the Audit Committee or the Nominating and Corporate Governance Committee) absent an affirmative determination to the contrary by the Nominating and Corporate Governance Committee:

1.                A director who serves as an executive officer or employee of, or beneficially owns more than a 10% equity interest in, any corporation, partnership or other business entity that during the most recently completed fiscal year made payments to the Company or received payments from the Company for goods and services if such payments were less than the greater of 2% of such other entity’s gross consolidated revenues for such fiscal year and $1 million.

2.                A director who serves as an executive officer or employee of, or beneficially owns more than a 10% equity interest in, any bank, corporation, partnership or other business entity to which the Company was indebted at the end of its most recently competed fiscal year in an amount less than the greater of 2% of such other entity’s total consolidated assets at the end of such fiscal year and $1 million.

3.                A director who is a member or employee of a law firm that has provided services to the Company during the most recently completed fiscal year if the total billings for such services were less than the greater of 2% of the law firm’s gross revenues for such fiscal year and $1 million.

4.                A director who is a partner, executive officer or employee of any investment banking firm that has performed services for the Company (other than as a participating underwriter in a syndicate) during the most recently completed fiscal year if the total compensation received for such services was less than the greater of 2% of the investment banking firm’s consolidated gross revenues for such fiscal year and $1 million.

Certain Relationships with Directors.   During 2006, we obtained legal services from the law firm of Stinson Morrison Hecker LLP, where John C. Nettels, Jr. is a partner. The board of directors has determined that these services were provided to us on terms typical for firms not affiliated with any directors and that the total billings for such services were not material either to us or Stinson Morrison Hecker LLP and do not exceed the limits set forth in the categorical standards for independence adopted by the board of directors. Considering these factors and based on our independence standards and those of the NYSE, the board of directors has determined that Mr. Nettels is independent.

Policies and Procedures for Approval of Related Person Transactions.   In February 2007, our board of directors formally adopted a policy with respect to related person transactions to document procedures pursuant to which such transactions are reviewed, approved or ratified. The policy applies to any transaction in which (1) the Company is a participant, (2) any related person has a direct or indirect material interest and (3) the amount involved exceeds $120,000, but excludes any transaction that does not require disclosure under Item 404(a) of SEC Regulation S-K. The Nominating and Corporate Governance Committee is responsible for reviewing, approving and ratifying any related person transaction. The Nominating and Corporate Governance Committee intends to approve only those related person transactions that are in, or are not inconsistent with, the best interests of the Company and its stockholders. The Nominating and Corporate Governance Committee has approved legal services provided in 2006 by Stinson Morrison Hecker LLP, where Mr. Nettels is a partner, and legal services expected to be provided in 2007 by such firm, involving amounts in excess of $120,000 in both cases. The policy is available, without charge, from our Corporate Secretary and made available on our Internet website at www.westarenergy.com.

Communications with Directors.   You may contact our board of directors, a committee of our board of directors, or an individual director by writing to them at Westar Energy, Inc., 818 S. Kansas Avenue, Topeka, Kansas 66612, Attention: Corporate Secretary. All communications will be compiled by the Corporate Secretary and submitted to the board of directors, the chairman of the appropriate committee of the board of directors or an individual director, as applicable. Communications that are unrelated to the duties and responsibilities of the board of directors will not be distributed to the directors, but will be available to any director upon request. The Corporate Secretary will take additional action or respond to letters in accordance with instructions from the relevant director.

Majority Voting Policy.   In October 2006, our board of directors adopted a majority voting policy, included in our Corporate Governance Guidelines, requiring director nominees to receive a majority of the votes cast (that is, the nominees receive more “for” votes than “withhold” votes) with respect to such director in an uncontested election. If an incumbent director does not receive a majority of the votes cast, he or she will tender a resignation promptly following certification of the stockholder vote. Our Nominating and Corporate Governance Committee will act on an expedited basis to determine whether to accept the director’s resignation and will submit its recommendation for prompt consideration by the board of directors. The board of directors will act on the Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind the decision within 90 days following certification of the stockholder vote. The Nominating and Corporate Governance Committee in making its recommendation, and the board of directors in making its decision, may each consider any factors or other information that it considers appropriate and relevant.

Any director who tenders his or her resignation pursuant to this policy will not participate in the consideration of it by either the Nominating and Corporate Governance Committee or the board of directors. If an incumbent director’s resignation is not accepted, he or she will continue to serve until the next annual meeting and until his or her successor is duly elected, or his or her earlier resignation or removal. Pursuant to the policy, the board of directors will nominate for directors only individuals who agree to comply with the policy.

Code of Ethics.   We have adopted a code of ethics that applies to all of our employees, including our chief executive officer, chief financial officer and controller. Our Code of Business Conduct and Ethics is available, without charge, from our Corporate Secretary and made available on our Internet website at www.westarenergy.com. We intend to post on our Internet website any amendments to, or waivers from, our Code of Business Conduct and Ethics that apply to our chief executive officer, chief financial officer or controller within five business days of the date of the amendment or waiver.

Board Meetings and Committees of the Board of Directors

Board Meetings.   Our board of directors met ten times during 2006. Each director attended at least 95% of the total number of board and committee meetings held while they served as a director or member of a standing committee in 2006. All but one of the directors who served on the board at the time of the 2006 Annual Meeting of Shareholders attended the meeting. All directors are expected to attend the 2007 Annual Meeting of Shareholders.

We have four standing committees of the board of directors: the Audit Committee, the Finance Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The charter for each committee is available, without charge, from our Corporate Secretary and made available on our Internet website at www.westarenergy.com. The chairman of each committee is recommended by the Nominating and Corporate Governance Committee and approved by the board of directors.

Board of Directors Committee Assignments

	Audit Committee	Compensation Committee	Finance Committee	Nominating and Corporate Governance Committee
Number of Meetings Held in 2006	7	7	4	4
Carter, Mollie H.		Ö *	Ö
Chandler, Charles Q. IV
Edwards, R.A.	Ö			Ö
Farley, Jerry B.	Ö			Ö
Haines, James S., Jr.
Isaac, Anthony B.		Ö	Ö
Krause, Arthur B.	Ö		Ö*
Lawrence, Sandra A.J.		Ö		Ö *
Morrissey, Michael F.	Ö *	Ö
Nettels, John C., Jr.			Ö

*                   Chairperson

Audit Committee.   The committee oversees the integrity of our financial statements and the performance of our internal audit and compliance function, reviews our policies and practices with respect to risk assessment and risk management, including discussing with management our major financial risk exposures and the steps that have been taken to monitor and control such exposures, and serves as our “qualified legal compliance committee” and in that role reviews any report made directly, or otherwise made known, to the committee by an attorney representing our company or our subsidiaries of a material violation of federal or state law. The committee has the sole responsibility for the retention, compensation and oversight of the firm of independent registered public accountants that audits our financial statements and for approving non-audit services performed by our independent registered public accountants. The committee reviews with the independent registered public accountants the scope and results of their audits, as well as our accounting procedures, internal controls and accounting and financial reporting policies and practices, and makes reports and recommendations to the board of directors as it deems appropriate. The committee also determines whether management has established a system to promote the accuracy and completeness of our financial statements and other publicly disclosed information. No member of the committee serves on the audit committee of more than three public companies. The authority and responsibilities of the committee are more fully set forth in the Audit Committee Charter. The Audit Committee Charter, as well as the charters of the other board committees, are available from our Corporate Secretary and made available on our Internet website at www.westarenergy.com.

The chairman of the committee is Mr. Morrissey. The other members of the committee are Mr. Edwards, Mr. Farley and Mr. Krause. The board of directors has determined that each of the members of the committee meets the experience and independence requirements of the rules of the NYSE. The board of directors has determined that at least one member of the committee possesses the qualifications of an audit committee financial expert as determined under Regulation S-K Item 407(d) of the Securities Exchange Act of 1934 and has designated Mr. Morrissey as that expert.

Compensation Committee.   The committee determines compensation for our executive officers, including our named executive officers. The committee’s charter directs the committee to:

•       review and approve for our chief executive officer, and all executive officers with policy making responsibilities, his or her annual base salary, annual incentive compensation, long-term incentive compensation, employment, severance and change-in-control agreements, if any, and any other compensation, ongoing perquisites or special benefit items;

•       consider, in determining compensation for each of these officers, corporate and individual goals and objectives relevant to executive compensation, and each officer’s performance in light of these goals and objectives;

•       review, in consultation with our chief executive officer, compensation and benefit policies generally and approve any equity based plans;

•       seek ratification by the board of directors of the committee’s decisions about compensation for these executive officers and the committee’s recommendations with respect to equity based plans;

•       evaluate executive officer performance; and

•       review, in consultation with our chief executive officer, our management succession plans.

Ms. Carter is the chairman of the committee. The other members of the committee are Mr. Isaac, Ms. Lawrence and Mr. Morrissey. Because of their diverse skills and experiences, we believe the committee members are well-qualified to serve on the committee. Ms. Carter also serves on the Compensation and Succession Committee of Archer-Daniels-Midland Company (since November 2003). Ms. Carter, Mr. Isaac and Ms. Lawrence have extensive experience with executive compensation matters as a result of their past and current employment as senior executives of substantial businesses. Mr. Morrissey has extensive experience with accounting and tax issues related to executive compensation as a result of his prior work as a partner of Ernst & Young LLP. More detailed information regarding the committee’s processes and procedures is provided under “Compensation Discussion and Analysis” below.

Finance Committee.   The committee assists us in effectively managing our financial affairs, including the establishment of appropriate capital and operating budgets, financial forecasts and dividend policies. The committee also assists in evaluating financial and other business transactions. The authority and responsibilities of the committee are more fully set forth in the Finance Committee Charter.

The chairman of the committee is Mr. Krause. The other members of the committee are Ms. Carter, Mr. Isaac and Mr. Nettels.

Nominating and Corporate Governance Committee.   The committee identifies, reviews and recommends nominees for election to our board of directors, recommends directors for appointment to committees, recommends procedures through which director independence may be determined, oversees the evaluation of director performance and compensation, develops and recommends corporate governance guidelines to the board of directors and oversees compliance with our Corporate Governance Guidelines and our Code of Business Conduct and Ethics. The authority and responsibilities of the committee are more fully set forth in the Nominating and Corporate Governance Committee Charter.

The committee considers many factors in evaluating prospective candidates or current directors for nomination or re-nomination to the board of directors. The committee assesses the current composition of the board of directors and whether the background, knowledge, experience and diversity of the current members are sufficient to effectively oversee our affairs. In light of this assessment the committee considers the personal characteristics and background of prospective candidates or current directors, including, among other factors, their character, reputation for personal integrity and adherence to the highest ethical standards, business acumen and judgment and senior leadership experience with a record of increasing levels of responsibility in business or industry. The prior performance of current directors is considered when evaluating them for re-election.

The committee may employ an executive search firm from time to time to assist in the identification and recruitment of new directors.

The committee will consider a candidate for director suggested by a shareholder by applying the criteria described above and the independence standards attached as Annex A to our Corporate Governance Guidelines. If nominated, we will identify the candidate and the shareholder (or group of shareholders) recommending the candidate in our next proxy statement. If a shareholder wishes the committee to consider an individual as a candidate for election to the board of directors, the shareholder must submit a proper and timely request as specified in the “Submitting Director Recommendations to the Nominating and Corporate Governance Committee” section of this proxy statement.

The chairwoman of the committee is Ms. Lawrence. The other members of the committee are Mr. Edwards and Mr. Farley. The board of directors has determined that each member of the committee is independent, based on our independence standards and those of the NYSE applicable to determining independence for members of an audit committee.

Litigation Evaluation Committee.   In October 2003, a special committee of the board of directors was formed to investigate and assess the allegations raised in a shareholder derivative complaint filed on April 18, 2003, naming certain former and current directors and officers as defendants, and generally relating to matters involving David C. Wittig, our former chairman of the board and chief executive officer, and Douglas T. Lake, our former executive vice president and chief strategic officer. The chairman of the committee was Mr. Krause. The other members of the committee were Ms. Carter and Mr. Morrissey. In April 2005, the committee approved an agreement in principle to settle this lawsuit for $12.5 million to be paid to us by our insurance carriers. This settlement became effective on June 21, 2006 upon the dismissal by the United States Court of Appeals for the Tenth Circuit of an appeal by one shareholder of the denial of a motion seeking reconsideration of the proposed settlement.

Executive Sessions.   Executive sessions, or meetings of our non-employee directors without management present, are held at each regularly scheduled meeting of the board of directors. Each of these sessions is presided over by Mr. Chandler and may be scheduled by any non-management director.

Non-Employee Director Stock Ownership

The board of directors has adopted a policy that non-employee directors are encouraged to own a minimum number of shares of our common stock equal to three times the number of shares included in the most recent annual grant of shares to non-employee directors. The minimum number is currently 6,000 shares. The minimum number of shares for the chairman of the board is the same as the number of shares for the other non-employee directors irrespective of the larger stock award made to the chairman of the board. Non-employee directors may accumulate the number of shares necessary to meet the minimum stock ownership level during the first three years after becoming a director. All non-employee directors own the minimum number of shares.

We also expect all directors to comply with all federal, state and local laws regarding trading in our securities and disclosing material, non-public information. We have procedures in place to assist directors in complying with these laws.

Board of Directors’ Self-Evaluation

The board of directors conducts a self-evaluation of its performance annually. The evaluation includes a review of the board’s composition, responsibilities, structure, processes and effectiveness. Each committee of the board of directors conducts a similar self-evaluation with respect to such committee.

Director Orientation and Education

Each individual, upon joining the board of directors, is provided with an orientation regarding the role and responsibilities of the board of directors and our operations. As part of this orientation, new directors have opportunities to meet with members of our senior management. We and the board of directors are also committed to the ongoing education of our directors. From time to time, our officers and the heads of our business groups make presentations to the board of directors regarding their respective areas. Moreover, our directors are encouraged to attend annually at least one director education program.

AUDIT COMMITTEE REPORT

The Audit Committee of the board of directors (the “Committee”) is composed entirely of directors who are independent under the NYSE listing standards. In addition, each member has the accounting or related financial management experience required under the NYSE listing standards. Our board of directors has determined that at least one member of the Committee possesses the qualifications of an audit committee financial expert as determined under Regulation S-K Item 407(d) of the Securities Exchange Act of 1934 and has designated Mr. Morrissey as that expert. The Committee operates under a written charter adopted by the board of directors, a copy of which is available from the Company’s Corporate Secretary and made available on the Company’s Internet website at www.westarenergy.com. As required by the charter, the Committee reviews and reassesses the charter annually and recommends any changes to the board of directors for approval.

During 2006, at each of its regularly scheduled meetings, the Committee met with the senior members of the Company’s financial management team, the Company’s chief audit executive and the Company’s independent registered public accounting firm. The Committee’s agenda is established by the Committee’s chairman and the Company’s chief audit executive. The Committee had private sessions at each of its regularly scheduled meetings with the Company’s independent registered public accounting firm and, separately, had private sessions with the Company’s chief audit executive and senior members of the Company’s financial management team, at which candid discussions of financial management, accounting and internal control issues took place.

Under the Committee’s charter, the Committee has the responsibility to, among other tasks, monitor and provide oversight of management’s preparation of the Company’s financial statements and management’s performance in establishing and maintaining an appropriate system of internal controls related to the financial reporting process. The Committee also has the responsibility to review the qualifications, independence and performance of the Company’s independent registered public accounting firm. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of the Company’s financial statements with accounting principles generally accepted in the United States of America, an opinion on management’s assessment of the effectiveness of the Company’s internal control over financial reporting, and an opinion on the effectiveness of the Company’s internal control over financial reporting. This opinion is based on an audit conducted by the independent registered public accounting firm in accordance with the standards of the Public Company Accounting Oversight Board. During 2006, the Company’s independent registered public accounting firm was Deloitte & Touche LLP.

In performing its functions, the Committee acts only in an oversight capacity and relies necessarily on the work and assurances provided to it by management and on opinions made to it by the Company’s independent registered public accounting firm in its report. Accordingly, the oversight provided by the Committee should not be considered as providing an independent basis for determining that management has established and maintained appropriate internal controls related to the financial reporting process, that the financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America, or that the audit of the Company’s financial statements and effectiveness of the Company’s internal control over financial reporting by the independent registered public accounting firm has been carried out in accordance with the standards of the Public Company Accounting Oversight Board.

In fulfilling its responsibilities for the year ended December 31, 2006, the Committee has met with the Company’s management, the Company’s chief audit executive and the Company’s independent registered public accounting firm to review the audited financial statements that are included in the Annual Report on Form 10-K for the year ended December 31, 2006, including a discussion of the reasonableness of significant accounting judgments and estimates, the overall quality and adequacy of the Company’s internal controls over financial reporting, and the organizational structure and responsibilities of the Company’s internal audit function.

The Committee discussed with the independent registered public accounting firm matters required to be discussed by the auditor with the Committee under Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90 (Communications with Audit Committees), and other regulations. The Committee received and discussed with the independent registered public accounting firm its annual written report on the auditor’s independence from the Company and its management, which is made under Rule 3600T of the Public Company Accounting Oversight Board, which adopted on an interim basis Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Committee considered whether the non-audit services provided by the independent registered public accounting firm to the Company during 2006 were compatible with the auditor’s independence.

The Committee has appointed Deloitte & Touche LLP to act as the Company’s independent registered public accounting firm and to examine the Company’s financial statements, and those of its subsidiaries, for the year ended December 31, 2007 and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2007. The Committee’s selection of Deloitte & Touche LLP took into account the Committee’s review of Deloitte & Touche LLP’s qualifications as the independent registered public accounting firm for the Company. In addition, the review included matters required to be considered under Securities and Exchange Commission’s rules on auditor independence, including the nature and extent of non-audit services. In the Committee’s business judgment, the nature and extent of non-audit services performed by Deloitte & Touche LLP during 2006 did not impair the firm’s independence.

In reliance on the reviews and discussions detailed in this report and the report of the independent registered public accounting firm, the Committee has recommended to the board of directors, and the board of directors has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 and that such report be filed with the Securities and Exchange Commission.

The Audit Committee
Michael F. Morrissey, Chairman
R.A. Edwards
Jerry B. Farley
Arthur B. Krause

BENEFICIAL OWNERSHIP OF VOTING SECURITIES

Certain Beneficial Owners of Common Stock

The following table sets forth certain information regarding beneficial ownership of our common stock on February 28, 2007 by each person who is known by us to own beneficially more than 5% of the outstanding shares of common stock.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Common Stock	Barclays Global Investors, N.A.(1) 45 Fremont Street San Francisco, CA 94105	4,620,026	5.29%(2)
Common Stock	JPMorgan Chase & Co.(3) 270 Park Avenue New York, NY 10017	5,462,988	6.2%(2)
Common Stock	Mario J. Gabelli(4) One Corporate Center Rye, NY 10580	5,070,909	5.83%(2)

(1)          As reported in a Schedule 13G filed with the SEC on January 23, 2007 by Barclays Global Investors, NA; Barclays Global Fund Advisors; Barclays Global Investors, Ltd.; Barclays Global Investors Japan Trust and Banking Company Limited; and Barclays Global Investors Japan Limited.

(2)          Based on the number of shares of our common stock outstanding on February 28, 2007.

(3)          As reported in a Schedule 13G filed with the SEC on February 6, 2007 by JPMorgan Chase & Co. and its wholly owned subsidiaries: JPMorgan Chase Bank, National Association; J.P. Morgan Investment Management, Inc.; J.P. Morgan Trust Company, National Association; JPMorgan Investment Advisors, Inc.; and J.P. Morgan Trust Company of Delaware.

(4)          As reported in a Schedule 13D/A filed jointly with the SEC on May 26, 2004 by Mr. Gabelli, Gabelli Asset Management, Inc., Gabelli Funds, LLC, GAMCO Investors, Inc., and Gabelli Group Capital Partners, Inc. Mr. Gabelli directly or indirectly controls, or acts as the chief investment officer for, each of the reporting entities and is deemed to have beneficial ownership of the securities owned by each entity.

Security Ownership of Management

The following information relating to the ownership of shares of our common stock is furnished with respect to each of our current directors and named executive officers individually, and with respect to our current directors and executive officers as a group, as of March 15, 2007.

	Amount and Nature of Beneficial Ownership(1)
	Shares		Restricted Share Units		Total		Percent of Class
Outside Directors
Mollie H. Carter	14,530		0		14,530		*
Charles Q. Chandler IV	25,544		0		25,544		*
R.A. Edwards	36,681	(2)	0		36,681		*
Jerry B. Farley	6,590		63		6,653		*
B. Anthony Isaac	8,435		0		8,435		*
Arthur B. Krause	11,229	(3)	0		11,229		*
Sandra A.J. Lawrence	6,568		63		6,631		*
Michael F. Morrissey	9,921		0		9,921		*
John C. Nettels, Jr.	25,175	(4)	0		25,175		*
Management
James S. Haines, Jr.	205,609		77,248		282,857		*
William B. Moore	128,689	(5)	73,883		202,571		*
Mark A. Ruelle	41,491	(6)	53,700		95,191		*
Douglas R. Sterbenz	42,586		84,950		127,536		*
Larry D. Irick	43,158	(7)	13,193		56,351		*
All directors and executive officers as a group (17 individuals)	687,141	(8)	325,606	(9)	1,012,746	(10)	1.2%

*                    Represents less than 1% of our outstanding common stock.

       (1) Includes beneficially owned shares held in employee savings plans, and shares deferred under the 1996 Long Term Incentive and Share Award Plan, the stock for compensation program and the Non-Employee Director Deferred Compensation Plan. No director or named executive officer owns any of our equity securities other than our common stock.

       (2) Includes 2,218 shares of our common stock that are held by Mr. Edwards’ spouse. These shares are not subject to Mr. Edwards’ voting or investment power.

       (3) Includes 2,000 shares of our common stock that are held in a trust of which Mr. Krause is the trustee and Mr. Krause’s spouse is the beneficiary.

       (4) Includes 500 shares of our common stock held in a trust in which Mr. Nettels has shared investment and voting power.

       (5) Includes 60,462 shares held in a trust for which Mr. Moore and his spouse are co-trustees and beneficiaries and 1,068 shares held in a trust for which Mr. Moore is a co-trustee.

       (6) Includes 41,491 shares held in a trust in the name of Mr. Ruelle’s spouse, of which Mr. Ruelle and his children are beneficiaries.

       (7) Includes 965 shares of our common stock held by Mr. Irick’s spouse. These shares are not subject to Mr. Irick’s voting or investment power.

       (8) Includes 80,935 shares of our common stock held by three other executive officers and shares referred to in items (2) through (7) above.

       (9) Includes 22,506 restricted share units held by three other executive officers.

(10) Includes 103,441 total shares held by three other executive officers.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion addresses the determination of compensation for our executive officers, including our compensation objectives and philosophy, the role of the Compensation Committee of our board of directors (the “Committee”), the role of our board of directors, and related matters.

Compensation Philosophy and Objectives

Our current executive compensation program, as determined by the Committee, consists primarily of cash compensation and long-term, equity-based incentive compensation. The principal objectives of our current program are to:

•       align the interests of our executive officers directly with those of shareholders by linking a substantial portion of each executive officer’s potential compensation to the creation of shareholder value as reflected in stock price appreciation and dividend payments;

•       motivate our executive officers to contribute to the creation of long-term shareholder value and a team orientation toward the achievement of business objectives rather than the achievement of short-term goals that might be inconsistent with the creation of long-term shareholder value;

•       retain executive officers by paying competitive compensation and providing an incentive to remain employed with us over significant periods;

•       require significant ownership of our common stock by executive officers; and

•       be easy to understand and communicate to our investors.

Because of its focus on linking executive officer compensation to stock ownership and the creation of long-term shareholder value, the Committee believes the current compensation program is compatible with our mission and business as an electric utility, which has a long-term horizon by nature and necessity.

Executive Compensation Process

Compensation Committee.   The Committee assists our board of directors in administering our executive compensation program. The responsibilities assigned to the Committee by its charter are summarized earlier in this proxy statement under the heading “Board Meetings and Committees of the Board of Directors-Compensation Committee.”

The Committee meets frequently, both in conjunction with regularly scheduled meetings of the board of directors and in special meetings. The Committee generally follows a practice of addressing certain significant recurring matters in conjunction with various regularly scheduled meetings of the board of directors. For example, the Committee generally considers adjustments to base salaries for executive officers at the Committee meeting held in conjunction with the February board meeting.

The agenda for each Committee meeting generally results from discussions among Ms. Carter, the Committee’s chairman, and one or more of our chairman of the board of directors, other members of the board of directors, our Chief Executive Officer, our Vice President, Administrative Services, and our Vice President, General Counsel and Corporate Secretary.

The Committee’s charter requires ratification by the full board of directors of the Committee’s decisions about compensation for the named executive officers. To seek ratification, Ms. Carter reports on the Committee’s decisions at meetings of the board of directors. She generally reports when the board meets in executive session with only the directors present. Mr. Chandler excuses Mr. Haines when the board is discussing his compensation and at other times that Mr. Chandler considers appropriate so that board members are able to openly discuss compensation matters. A representative of our outside legal counsel for corporate governance matters also attends some of these executive sessions. In connection with

Ms. Carter’s reports, the board of directors generally receives the same information related to executive compensation received by the Committee.

Compensation Consultants.   The Committee seeks independent advice from compensation consultants on specific matters on a project-by-project basis as it deems necessary. The Committee has full, independent authority to retain, and approve the compensation and terms of engagement for, any compensation consultant whose assistance the Committee deems appropriate in connection with the performance of its duties, including the evaluation or determination of the compensation of our executive officers. The Committee generally looks to consultants for market information rather than recommendations about compensation for individual executive officers. The Committee sometimes discusses a project directly with the consultant, and sometimes provides directions to members of management who then work with the consultant and report back to the Committee. Depending on the project, the consultant may provide materials directly to the Committee or to management.

In 2006, the Committee consulted Towers Perrin, a global human resources consulting firm, about executive officer compensation and about the structure and competitiveness of the compensation and benefit programs we provide to our entire workforce. In addition, management worked with Towers Perrin to develop materials for the Committee relevant to executive officer compensation matters being considered by the Committee. In addition to these services, management retained Towers Perrin on the company’s behalf in 2006 (and previous years) to provide actuarial services for our benefit plans. In the view of the Committee, these services and related fees did not adversely affect the independence of Towers Perrin or the ability of Towers Perrin to provide the Committee objective advice, in part because these fees are immaterial in amount to Towers Perrin.

Participation of Executive Officers.   Various aspects of the Committee’s evaluation and determination of executive officer compensation involve some of our executive officers and members of senior management. The extent of their involvement depends on the matter under consideration. Executive officers, including Mr. Haines, do not participate in the Committee’s discussions about their own compensation or attend the portions of the Committee or board of directors meetings when their own compensation is discussed, but may attend portions of Committee discussions about compensation for other executive officers. Mr. Haines makes recommendations to the Committee for the compensation of other executive officers. As noted above, management may work with compensation consultants to obtain information provided to the Committee. In the view of the Committee, this involvement did not hinder the ability of the Committee to make independent decisions about executive officer compensation.

Compensation Program Structure

Cash Compensation.   The total cash compensation for executive officers, including the named executive officers, consists of base salary and dividend equivalents on restricted share units (as described below). The Committee generally targets base salary for our executive officers to the median level of base salary in the national market for persons holding similar positions at comparably sized utilities. Target compensation may be adjusted to reflect the responsibilities of an individual executive officer relative to the responsibilities associated with a position in the market data. Actual compensation reflects the experience of an individual executive officer, the Committee’s or the chief executive officer’s subjective evaluation of the contribution of an individual executive officer, and the appropriateness of the compensation of an individual executive officer relative to the compensation of our other executive officers. National market data is used because we compete for executive talent on a national basis. The median level of compensation is used because we believe our executive officer compensation is competitive at that level. Please see the discussion below under “Benchmarking” for more information about how we obtain comparable market median compensation data.

The Committee reviews information about the total cash compensation of our executive officers, but does not target total cash compensation at a particular level, unlike base salary and annual total compensation. The total cash compensation for our executive officers is typically significantly less than the relevant market median level of total cash compensation because our executive compensation program does not include an annual cash bonus. We believe our executive officers are provided an appropriate incentive through the potential for appreciation in the price of our common stock received when restricted share units vest.

Long-Term Incentive Compensation.   We award long-term incentive compensation in the form of restricted share units to our executive officers, including the named executive officers, and other key employees who the board of directors or management believes are in a position to positively affect our long-term success through the formation and execution of our business strategies. A restricted share unit represents the right upon vesting to receive one share of our common stock. We pay dividend equivalents, which are the right to receive cash payments at the same time and equal in amount to the dividends paid on a share of our common stock, on a restricted share unit from the date of the award. We believe restricted share units: (1) focus management’s efforts on performance that will create shareholder value and increase the price of our common stock; (2) align the interests of management directly with those of our shareholders; (3) provide a competitive long-term incentive opportunity; and (4) provide a retention incentive for key employees because they vest over time. In addition, we believe it is easier for our investors to understand long-term compensation tied to restricted share units than other forms of long-term awards such as options where valuation of the awards is more complex and less transparent.

The Committee sets award levels to provide executive officers annual total compensation, consisting of base salary, dividend equivalents and the value of the portion of the restricted share unit award that vests annually, in an amount that approximates the median level of annual total compensation in the national market for similar positions at comparably sized utilities. Individual annual total compensation may be adjusted for the same reasons discussed above for base salary. We use the closing price of our common stock on the trading day immediately preceding the date of an award of restricted share units to determine the value of the award for this purpose. We do not time these awards based on announcements of material information or stock price as of any particular date. By design, the awards provide total compensation that exceeds the market median if there is significant appreciation in the price of our common stock following the date of the award, and the awards provide total compensation that is below the market median if there is a significant decline in the price of our common stock following the date of the award.

The Committee currently awards restricted share units to executive officers once every three years, with the awards vesting in one-third annual increments over three years based solely on the passage of time, subject to the officer continuing to be employed by us on each anniversary of the award date. The restricted share units awarded in January and April 2007 to executive officers will vest on this basis. The discussion following the Summary Compensation Table addresses vesting requirements for previous awards of restricted share units to the named executive officers.

The Committee and the board of directors have extensively discussed the advantages and disadvantages of awarding restricted share units with vesting based solely on the passage of time. The Committee and the board of directors recognize that this structure eliminates the risk that an executive officer’s restricted share units will not vest if the company’s performance does not meet expectations, provided the executive officer continues to be employed through the applicable vesting dates. The Committee and the board of directors believe, however, that this structure is appropriate because it ensures that executive officers will receive compensation higher than the market median only when our shareholders have benefited from appreciation in our stock price and, conversely, that executive officers will receive compensation lower than the market median when our shareholders have experienced a decline in our stock price. The vesting requirements for the restricted share units also take into account other aspects of our overall compensation program, including the retirement benefits we provide to our executive officers.

Review of Compensation Program Structure.   We first utilized the general structure of the current executive officer compensation program when Mr. Haines joined us as chief executive officer in December 2002. The Committee and board of directors reviewed the objectives and structure of our executive officer compensation program twice in 2006 when evaluating changes to the compensation of named executive officers. In both instances, the Committee discussed the structure of our executive officer compensation program, including the absence of an annual cash bonus, which is typically part of an executive compensation program, and the award of restricted share units with vesting based solely on the passage of time. In connection with these discussions, the Committee reviewed an alternative compensation program that was consistent with a more commonly structured executive compensation program and the differences between our short-term and long-term compensation programs and compensation programs used by many other utilities. The Committee and the board of directors decided to continue using the current executive compensation program, believing the current program has been successful in meeting our executive compensation objectives, as evidenced by the significant increase in our share price since the award of restricted share units to Mr. Haines in late 2002 and to the other named executive officers in early 2003, and our success in retaining our executive officers over significant periods of employment.

Benchmarking

The Committee reviews market information about compensation for executive officers of comparably sized utilities when reviewing proposed changes to the compensation of our executive officers. In 2006, the Committee relied principally on market information provided by Towers Perrin that was derived from Towers Perrin’s 2006 Energy Services Industry Executive Compensation Database. In the discussion below, we refer to this database as the “Towers Perrin Database.” This database is an annual compilation prepared by Towers Perrin of compensation for executive officer positions at a broad group of energy and utility companies. At various times in 2006, management directed Towers Perrin to provide market information for the positions held by our executive officers. After discussing each position with management, including the duties and responsibilities associated with each position, Towers Perrin obtained data from its database for positions that in its judgment most closely corresponded to the positions held by our executive officers. Towers Perrin aggregated the data for the identified positions and used regression analysis to correlate the data to compensation for a utility with total revenues comparable to our revenues. The report provided to the Committee showed market information for base salary, total cash compensation and annual total compensation for each position at the market median and at the 25th and 75th percentiles of the market median.

For most positions, there was a close correlation between the duties and responsibilities of our executive officers and those of the positions included in the Towers Perrin Database. There was not a close correlation for the position held by Mr. Sterbenz because of his additional responsibility for our energy marketing operations. In his case, Towers Perrin also provided market information derived from the 2006 Towers Perrin Energy Trading and Marketing Survey.

The Committee also reviewed market information for compensation of executive officers at a peer group of twenty-four utilities included in a study of director compensation prepared by an independent consultant in June 2004 for the Nominating and Corporate Governance Committee. In the discussion below, we refer to this peer group as the “Compensation Peer Group.” Management obtained data from the Towers Perrin Database for the positions held by our executive officers for those companies in the Compensation Peer Group for which data was also included in the Towers Perrin Database. In 2005, the companies in this peer group had average revenue of $1.89 billion and median revenue of $1.67 billion.

Our revenues for calendar years 2004 through 2006 were $1.46 billion, $1.58 billion and $1.62 billion, respectively.

The original Compensation Peer Group included the following companies:

AGL Resources Inc.	IDACORP, Inc.	Southern Union Company
Alliant Energy Corp.	Nicor, Inc.	Southwest Gas Corp.
Aquila, Inc.	NStar	Teco Energy Inc.
Avista Corporation	Peoples Energy Corp.	UGI Corp.
DPL Inc.	Pinnacle West Capital Corp.	UIL Holdings Corporation
Equitable Resources, Inc.	PNM Resources, Inc.	Unisource Energy Corp.
Great Plains Energy, Inc.	Puget Energy Inc.	WGL Holdings, Inc.
Hawaiian Electric Industries, Inc.	Questar Corp.	WPS Resources Corporation

This list of Compensation Peer Group companies is subject to change each year depending on the availability of data for these companies in the Towers Perrin Database.

Changes to Named Executive Officer Compensation in 2006

At various dates in late 2002 and early 2003, we entered into employment letters with four-year terms (three years in the case of Mr. Irick) with each of the named executive officers. The employment letters expired on various dates in 2006 and 2007. We do not intend to replace these employment letters with new employment letters. The discussion following the Summary Compensation Table summarizes the compensation provided in the employment letters and their other terms.

In March 2006, we announced an agreement in principle with Mr. Haines to extend the term of his employment letter for an additional two years. At that time, we did not have an agreement with Mr. Haines about the compensation he would be paid during the extended term. In August 2006, the Committee met to consider the compensation to be paid to Mr. Haines during the extended term. The Committee reviewed market information prepared by Towers Perrin based on the Towers Perrin Database showing chief executive officer base salary, total cash compensation and annual total compensation at the market median and at the 25th and 75th percentiles of the market median. The Committee also reviewed market information obtained from Towers Perrin for the Compensation Peer Group showing base salary, total cash compensation and annual total compensation at the market median for the chief executive officer position.

After reviewing and discussing this information, the Committee decided to leave Mr. Haines’ base salary unchanged at $750,000 and to set his annual total compensation at $1.85 million during the extended term of his employment letter. The Committee balanced the following factors and others in reaching these decisions:

•       Mr. Haines had not received an increase in his base salary since he joined us in December 2002.

•       The two sets of data reviewed by the Committee showed that Mr. Haines’ current base salary is approximately 15% to 17% above the market median base salary.

•       The two sets of data reviewed by the Committee showed that Mr. Haines’ proposed annual total cash compensation would be approximately 26% to 29% below the market median total cash compensation.

•       The two sets of data reviewed by the Committee showed that Mr. Haines’ proposed annual total compensation of $1.85 million would be approximately 5% below to 5% above the market median annual total compensation.

•       Mr. Haines’ proposed annual total compensation of $1.85 million would be approximately 11% above his annual total compensation established in 2002 and 36% below his actual annual total compensation in 2006, which reflected the substantial increase in the value of the annual installment of his 2002 award of restricted share units that vested in 2006.

•       The Committee believed that Mr. Haines had made a significant contribution to the substantial progress made by the company since he began employment in December 2002 and felt that this contribution should be rewarded.

At various times in 2006, the Committee considered the compensation to be paid to Mr. Moore, Mr. Ruelle, Mr. Sterbenz and Mr. Irick following the expiration of their employment letters (December 2006, January 2007, April 2007 and April 2006, respectively). The Committee reviewed market information obtained from Towers Perrin based on the Towers Perrin Database, as well as market information obtained from Towers Perrin for the Compensation Peer Group, showing base salary, total cash compensation and total direct compensation at the market median for the positions held by these officers. In the case of Mr. Sterbenz, the market information included information from the Towers Perrin Energy Marketing and Trading Survey. After reviewing and discussing this information, the Committee approved new base salaries for Mr. Moore, Mr. Ruelle, Mr. Sterbenz and Mr. Irick of $450,000, $350,000, $350,000 and $216,000, respectively, and new annual total compensation for Mr. Moore, Mr. Ruelle, Mr. Sterbenz and Mr. Irick of $1,000,000, $850,000, $850,000 and $504,000, respectively, to be effective with the expiration of their employment letters. In reaching these decisions, the Committee considered recommendations made by Mr. Haines and balanced factors similar to those discussed above that were balanced in reaching decisions about compensation for Mr. Haines. In February 2007, the Committee met to consider annual adjustments to base salaries and recommended restricted share unit awards for executive officers, excluding all of the named executive officers except Mr. Irick. After reviewing market information prepared or provided by Towers Perrin showing base salary, total cash compensation and annual total compensation at the market median for Mr. Irick’s position, the Committee approved a new base salary of $229,000 and new annual total compensation of $517,400, to be effective in April 2007.

Taking into account the adjustments discussed above, the following table shows the current base salaries, total cash compensation (including dividend equivalents) and annual total compensation approved by the Committee for the named executive officers:

Name	Base Salary ($)	Total Cash Compensation ($)	Annual Total Compensation ($)
James S. Haines, Jr.	750,000	810,000	1,850,000
William B. Moore	450,000	489,286	1,000,000
Mark A. Ruelle	350,000	385,714	850,000
Douglas R. Sterbenz	350,000	385,714	850,000
Larry D. Irick	229,000	249,600	517,400

Other Benefit Programs and Perquisites

Our executive officers, including the named executive officers, participate in employee benefit programs available to all of our non-union employees, including the employees’ 401(k) savings plan, medical, dental and life insurance programs, and a defined benefit pension plan. In addition, pursuant to his employment letter, Mr. Haines and his spouse will be provided medical benefits for life following the termination of Mr. Haines’ employment. These medical benefits are described in more detail below under “Potential Payments Upon Termination or Change in Control.” Executive officers, including the named executive officers, do not receive any other “perquisites” or special benefits such as car allowances, discretionary allowances, personal expense reimbursements, personal use of aircraft or country club memberships. From time to time, the Committee considers one-time arrangements or payments that it considers appropriate, such as the tax-related payments described under the Summary Compensation Table.

Pension and Retirement Plans

Our executive officers, including the named executive officers, participate in the same defined benefit pension plan that we make available to all of our employees. We do not provide our executive officers a supplemental “make-up” or “make-whole” pension plan that provides for the accrual of pension benefits with respect to compensation over the Internal Revenue Service maximum.

We recognize that the retirement benefits provided to our executive officers under our pension plan are substantially less favorable than the retirement benefits provided to the executive officers of many other utilities. As noted above, we do not provide a supplemental pension plan for executive officers, which is common in the utility industry, and the compensation of our executive officers is weighted towards stock, which is not included in the calculation of benefits under our pension plan. We believe, however, that given our current executive compensation program structure, the absence of these retirement benefits has not impeded our ability to attract and retain talented executive officers because our base salary and annual total compensation are competitive and provide executive officers the ability to accumulate substantial assets over time. If our stock price increases, executive officers should make up the deficiency in our retirement benefits relative to the market through the increased value of their restricted share unit awards.

In addition to their benefits under our pension plan, Mr. Haines, Mr. Moore and Mr. Ruelle accrued vested benefits for periods of employment prior to rejoining us as officers in late 2002 and early 2003 under an executive salary continuation plan. These officers are not accruing additional benefits under this plan in connection with their current employment, and none of the other named executive officers are accruing benefits under this plan. Mr. Haines and Mr. Moore are receiving monthly payments of their vested benefits under this plan. In addition, Mr. Moore accrued vested benefits under the Kansas Gas and Electric Company Deferred Compensation Plan for a period of employment prior to rejoining us as an officer in late 2002. Please see “Pension Benefits” below for a more detailed discussion of the benefits provided to our named executive officers under these plans. The Committee has not taken into account these benefits related to prior periods of employment in setting current compensation for Mr. Haines, Mr. Moore and Mr. Ruelle.

Post-Termination Executive Compensation

Our general philosophy is that an executive officer at termination of employment should only be paid compensation earned to the date of termination, except in the event of a change in control as discussed further below. If we terminate an executive officer’s employment other than for cause, the executive officer terminates his or her employment for good reason, or the executive officer’s employment terminates on account of death, disability or normal retirement, the compensation paid generally would include unpaid base salary, unused accrued vacation, and if the executive officer has retired, accumulated sick leave up to 30 days. In addition, the compensation paid would include a prorated portion of any unvested restricted share units awarded to executive officers starting in 2007 (or in the case of Mr. Haines, a prorated portion of any unvested restricted share units). However, if an executive officer (other than Mr. Haines) voluntarily terminates his or her employment prior to normal retirement, or if we terminate an executive officer’s employment for cause, the executive officer generally would be entitled only to receive unpaid salary and unused accrued vacation, and the executive officer would not receive a prorated portion of any unvested restricted share units. Mr. Haines’ employment letter, which we entered into in 2003 and have extended through 2008, sets forth the benefits he will receive following termination of his employment. In addition, executive officers would retain the benefits they have accrued under our pension plan. Please see the table titled “Potential Payments Upon Termination or Change in Control” below for the amount of the benefits payable to each of our named executive officers following a termination of employment under various circumstances.

Change in Control Agreements

The possibility of a change in control can create uncertainty and generate questions among management that may result in the departure or distraction of management personnel to the detriment of the company and its shareholders. Accordingly, the Committee and the board of directors have taken steps to both minimize the risk that our executive officers will depart prior to a change in control, and to reinforce and encourage the continued attention and dedication of executive officers to their assigned duties without distraction in circumstances arising from the possibility of a change in control. The board of directors believes it important, should we or our shareholders receive a proposal for transfer of control, that our executive officers be able to continue their management responsibilities without being influenced by the uncertainties of their own personal situations.

The board of directors has authorized change in control agreements for all of our executive officers other than Mr. Haines and Mr. Moore. The board of directors has not authorized change in control agreements for Mr. Haines or Mr. Moore, principally because Mr. Haines is entitled to certain change in control benefits under his employment letter and because each of these officers is receiving post-employment benefits from prior periods of employment with us. The board of directors believes these arrangements currently provide adequate protection to Mr. Haines and Mr. Moore, but the Committee reviews the status of these arrangements periodically.

The board of directors believes that the payments that could be made under the change in control agreements are reasonable because of the amounts involved and, among other things, (i) no payments are made to executive officers unless there is both a change in control and subsequently a change in employment situation (this is commonly referred to as a “double-trigger” provision); (ii) the agreements provide for a two times payment multiple (less than the 2.99 times payment multiple provided by many utilities); (iii) if necessary to avoid tax penalties, the payments are reduced to the maximum amount that can be paid without triggering tax penalties; (iv) there are no “gross-up” payments to executive officers for taxes they incur as a result of receiving the change in control payments; and (v) we have the right to terminate the agreements with 180 days notice at any time prior to a change in control.

Please see “Potential Payments Upon Termination or Change in Control” below for a more detailed description of the terms of the change in control agreements and the amount of the benefits payable to each of our named executive officers in the event of the termination of his employment for various reasons following a change in control.

Deferred Compensation

We do not have a deferred compensation plan for cash compensation paid to any of the executive officers, including the named executive officers. However, we have a plan that authorizes the Committee, at its discretion, to permit executive officers to defer the receipt of shares of common stock that would otherwise be issued upon the vesting of restricted share units. The Committee may permit deferral when we would not otherwise be able to take a tax deduction for compensation expense related to the receipt of shares upon the vesting of restricted share units. See the Nonqualified Deferred Compensation table later in this proxy statement for information about deferrals by Mr. Haines and Mr. Moore. When he was previously employed by our subsidiary, Kansas Gas and Electric Company, Mr. Moore participated in a deferred compensation plan pursuant to which he deferred a portion of his cash compensation from 1983 through1991. We discuss this deferred compensation in more detail below in the section titled “Pension Benefits-KGE Deferred Compensation Plan.”

Stock Ownership Requirements

Our stock ownership requirements require each executive officer to own an amount of our common stock having a value equal to a multiple of the officer’s base salary. The multiple ranges from two to five times base salary, depending upon the position of the executive officer. The Committee believes these requirements further align the interests of executive officers with the interests of our shareholders by ensuring our executive officers have a significant long-term stake in the company and are subject to the risks of equity ownership. The current requirements are five times base salary for Mr. Haines, three times base salary for each of the other named executive officers except Mr. Irick, and two times base salary for Mr. Irick. The Committee reviews compliance with the stock ownership requirements on an annual basis, and did so most recently at the February 2007 Committee meeting. As of January 1, 2007, each of the named executive officers exceeded the applicable requirement. We determine whether the requirements have been met using our closing stock price on the last trading day of the immediately preceding calendar year. Unvested restricted share units do not count towards satisfying the stock ownership requirement. We expect executive officers to achieve the applicable ownership requirement through the vesting of restricted share units within five years of the later of the adoption of the stock ownership requirements or their appointment to an executive officer position. If the executive officer’s required level of stock ownership has been met, the executive officer may sell any additional shares owned during authorized trading periods. The Committee reviewed the stock ownership requirements in December 2006 and made no substantive changes.

Tax Deductibility of Compensation

Under Section 162(m) of the Internal Revenue Code, we may not deduct certain forms of compensation in excess of $1 million paid to any of the named executive officers. Certain performance-based compensation is specifically exempt from the deduction limit. The Committee considers deductibility of compensation for federal income tax purposes in structuring our executive compensation program; however, to maintain flexibility in compensating executive officers in a manner designed to promote our various goals, the Committee does not design compensation programs solely for tax purposes. For example, our restricted share units are not eligible for the performance-based exemption from the Section 162(m) deduction limit.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with the Company’s management the Compensation Discussion and Analysis included in this proxy statement. Based on that review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee
Mollie H. Carter, Chairman
B. Anthony Isaac
Sandra A.J. Lawrence
Michael F. Morrissey

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

The following tables, narrative and footnotes discuss the compensation for 2006 of our named executive officers and directors.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Stock Awards ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
James S. Haines, Jr.	2006	750,000	255,193	51,085	11,200	1,067,478
Chief Executive Officer
William B. Moore	2006	401,042	94,346	112,070	10,490	617,948
President and Chief Operating Officer
Mark A. Ruelle	2006	275,000	85,737	8,838	10,201	379,776
Executive Vice President and Chief Financial Officer
Douglas R. Sterbenz	2006	275,000	163,392	10,884	290,165	739,441
Executive Vice President, Generation and Marketing
Larry D. Irick	2006	205,750	231,797	17,192	136,541	591,280
Vice President, General Counsel and Corporate Secretary

Salary

In 2003, we entered into an employment letter with Mr. Haines that had a four-year term expiring on December 6, 2006 and provided for an annual base salary of $750,000 that was fixed for the four-year term. On August 23, 2006, an amendment to the employment letter extended the term for an additional two years at the same annual base salary of $750,000, which is fixed for the extended term of the agreement. We made awards of restricted share units to Mr. Haines pursuant to the employment letter and the amendment as discussed below.

In 2003, we also entered into employment letters with Mr. Moore, Mr. Sterbenz and Mr. Ruelle having four-year terms and we entered into an employment letter with Mr. Irick having a three-year term. The agreements provided for annual base salaries that were fixed for the terms of the agreements (Mr. Moore, $400,000; Mr. Ruelle, $275,000; Mr. Sterbenz, $275,000; and Mr. Irick, $175,000). We also made awards of restricted share units to these officers pursuant to the employment letters as discussed below. The annual base salary of Mr. Irick was increased to $216,000 effective April 1, 2006 upon the expiration of his employment letter. In December 2006, our board of directors approved increases in the base salaries of Mr. Moore, Mr. Ruelle and Mr. Sterbenz to $450,000, $350,000 and $350,000, respectively in anticipation of the expiration of their employment letters, with the increases effective immediately following such expiration. The amounts reported in the Salary column of the Summary Compensation Table for Mr. Moore and Mr. Irick reflect the different salaries paid in 2006 for different periods. See the Compensation Discussion and Analysis section of this proxy statement above for additional discussion of the adjustments to base salaries. Our compensation program does not include a bonus, either discretionary or performance based, for executive officers.

Stock Awards

The reported dollar value in the Stock Awards column is equal to the compensation expense recognized in our 2006 financial statements for awards of restricted share units made to the named executive officers in 2006 and prior years. The compensation expense was determined under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004) Share-Based Payments (“FAS 123R” or “SFAS 123R”). The determination of compensation expense under FAS 123R takes into account, among other things, the number of restricted share units awarded, dividend equivalents related to the restricted share units, the grant date fair value of the restricted share unit awards, and the conditions to vesting of the restricted share unit awards. For additional information about the assumptions we used in calculating such compensation expense, see Note 12 in our Notes to Consolidated Financial Statements, Employee Benefit Plans, Stock Based Compensation Plans, found in our Annual Report on Form 10-K for the period ended December 31, 2006, which is incorporated herein by reference.

The reporting of compensation expense in the Stock Awards column makes the amounts for 2006 not comparable to amounts reported in prior years, which were determined using a different methodology. Comparisons of the amounts between named executive officers are also difficult to make because awards were made on different dates, with different accounting methodologies used to determine the related compensation expense depending on the date of the award, as we explain below. The reported dollar value of compensation expense in the Summary Compensation Table is different from both the grant date fair value of restricted share unit awards made in 2006 (see the Grants of Plan-Based Awards table below) and the market value of restricted share units on the date of vesting in 2006 (see the Option Exercises and Stock Vested table below).

Pursuant to their employment letters, in 2002 and 2003, we made awards of restricted share units to each of the named executive officers (Mr. Haines, 250,000; Mr. Moore, 137,500; Mr. Ruelle and Mr. Sterbenz, 125,000; and Mr. Irick 54,000) providing for ratable vesting in equal installments on an annual basis over four years (three years in the case of Mr. Irick), subject to the officer continuing to be employed by us. We determined the related compensation expense on an accelerated basis under applicable accounting principles. As a result, in the case of the four-year awards, rather than recording one-fourth of the total compensation expense for the awards each year over the four-year vesting period, the percentage of the total compensation expense for the awards recorded each year was approximately 52.1%, 27.1%, 14.6% and 6.2%, respectively. In December 2006, we awarded Mr. Haines 77,248 restricted share units that vest in equal annual installments over two years and in April 2006 we awarded Mr. Irick 13,193 restricted share units that vested on April 1, 2007. As a result of our adoption of FAS 123R effective January 1, 2006, the compensation expense for these awards is recorded on a ratable basis over the relevant vesting period. The following table shows the portion of the total reported dollar value of stock awards in the Summary Compensation Table above that is related to 2006 compensation expense for awards of restricted share units in 2002 and 2003 and in 2006.

Name	2002 and 2003 Awards ($)	2006 Awards ($)
James S. Haines, Jr.	170,027	85,166
William B. Moore	94,346	—
Mark A. Ruelle	85,737	—
Douglas R. Sterbenz	163,392	—
Larry D. Irick	25,096	206,701

Pension Benefits

Amounts reported in the Change in Pension Value and Non-qualified Deferred Compensation Earnings column of the Summary Compensation Table reflect the aggregate change during 2006 in the actuarial present value of each named executive officer’s accumulated pension benefits. The material terms of our pension plans and the assumptions and methods used to determine these amounts are described following the Pension Benefits section of this proxy statement below.

All Other Compensation

The following table identifies the amount of each item included in the All Other Compensation column of the Summary Compensation Table.

Name	401(k) Plan ($)(1)	Life Insurance ($)(2)	Guardian Redemption Distribution ($)(3)	Guardian Dividends ($)(4)	Reinvested Dividends on Stock for Compensation Share Units ($)(5)
James S. Haines, Jr.	9,570	1,630	—	—	—
William B. Moore	9,570	920	—	—	—
Mark A. Ruelle	9,570	631	—	—	—
Douglas R. Sterbenz	9,570	631	261,470	18,494	—
Larry D. Irick	8,996	400	125,495	1,560	90

(1)          401(k) Plan amounts reflect matching contributions to the Employees’ 401(k) Savings Plan for the named executive officers.

(2)          Life Insurance amounts reflect premiums paid on term life insurance for the benefit of the named executive officers under our group term life insurance plan provided to all non-union employees.

(3)          Guardian Redemption Distribution amounts reflect payments to Mr. Sterbenz and Mr. Irick related to the redemption by Guardian International, Inc. (“Guardian”) in March 2006 of shares of Guardian preferred stock received by Mr. Sterbenz and Mr. Irick upon the vesting in 2004 and 2005 of restricted share units awarded in 2002 that were linked to shares of Guardian preferred stock. Compensation for Mr. Sterbenz related to this award was previously reported in our proxy statement for the 2003 annual meeting of shareholders. The amounts related to the redemption include tax gross-up payments to Mr. Sterbenz and Mr. Irick of $71,401 and $34,270, respectively. We made the tax gross-up payments because the redemption payments were reported as ordinary income rather than capital gains transactions.

(4)          Guardian Dividends reflect payments to Mr. Sterbenz and Mr. Irick for dividends received on Guardian stock.

(5)          Reinvested Dividends on Stock for Compensation Share Units amount reflects the value of discounts received on shares purchased through the reinvestment of dividends paid on deferred shares of our common stock held under a stock for compensation program that was discontinued in 2000.

Dividend Equivalents

Each of the named executive officers received dividend equivalents on unvested restricted share units during 2006 (Mr. Haines, $121,611; Mr. Moore, $81,827; Mr. Ruelle, $37,813; Mr. Sterbenz, $45,625; and Mr. Irick, $15,997). These amounts are not required to be reported in the Summary Compensation Table because dividend equivalents are paid on restricted share units in an equal amount to the dividends paid on an equal number of shares of our common stock and dividend equivalents are factored into the grant date fair value. As discussed in the Compensation Discussion and Analysis section of this proxy statement, dividend equivalents are taken into account in establishing the total compensation for named executive officers.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth information about awards of restricted share units to the named executive officers in 2006.

Name	Grant Date	Date of Board Action	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)
James S. Haines, Jr.	12/06/2006	8/23/2006	77,248	2,043,982
William B. Moore	—	—	—	—
Mark A. Ruelle	—	—	—	—
Douglas R. Sterbenz	—	—	—	—
Larry D. Irick	4/26/2006	4/26/2006	13,193	275,602

On August 23, 2006, the board of directors approved an award of 77,248 restricted share units to Mr. Haines to be made on December 6, 2006. One-half of the award will vest on each of December 6, 2007 and December 6, 2008, provided Mr. Haines is employed with us on each applicable vesting date. A prorated number of restricted share units will vest if his employment terminates for any reason prior to the scheduled vesting date. The reported grant date fair value of the award in the table above is equal to the total number of restricted share units awarded multiplied by our closing stock price on December 6, 2006 of $26.46 per share. On April 26, 2006, we awarded 13,193 restricted share units to Mr. Irick, which vested on April 1, 2007. The reported grant date fair value of the award is equal to the total number of restricted share units awarded multiplied by our closing stock price on April 26, 2006 of $20.89 per share. Dividend equivalents are paid on restricted share units from the date of grant at the same time and equal in amount to the dividends paid on an equal number of shares of our common stock.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information about the market value at December 31, 2006, of unvested restricted share units held by the named executive officers.

	Stock Awards
Name	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)
James S. Haines, Jr.	77,248	2,005,358
William B. Moore	49,158	1,276,142
Mark A. Ruelle	31,250	811,250
Douglas R. Sterbenz	31,250	811,250
Larry D. Irick	13,193	342,490

For each named executive officer, the reported market value is equal to his total number of unvested restricted share units multiplied by our closing stock price on December 29, 2006 of $25.96 per share. The awards of the restricted share units that had not vested as of December 31, 2006, were made in the periods indicated below.

Name	Year of Award	Restricted Share Units (#)
James S. Haines, Jr.	2006	77,248
William B. Moore	2002	34,375
	1999	14,783
Mark A. Ruelle	2003	31,250
Douglas R. Sterbenz	2003	31,250
Larry D. Irick	2006	13,193

The restricted share units granted to Mr. Moore in 1999 will vest on the earlier of the date that our stock price remains at or above $33.375 for a period of 30 consecutive trading days or May 4, 2008. The vesting dates and other criteria for the other awards are set forth above in Stock Awards following the Summary Compensation Table.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth information about the value of shares of our common stock received by the named executive officers as a result of the vesting of restricted share units in 2006.

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
James S. Haines, Jr.	62,500	1,653,750
William B. Moore	34,375	739,063
Mark A. Ruelle	31,250	663,125
Douglas R. Sterbenz	31,250	649,375
Larry D. Irick	18,000	374,040

The market value of the shares received by Mr. Haines, Mr. Moore, Mr. Ruelle, Mr. Sterbenz and Mr. Irick is based on our closing stock price on the date of vesting or the trading day immediately preceding the date of vesting in instances where the date of vesting was not a trading day. Mr. Ruelle, Mr. Sterbenz and Mr. Mr. Irick forfeited shares for the payment of federal, state and FICA withholding taxes relating to the vesting of the restricted share units (Mr. Ruelle, 10,028 shares; Mr. Sterbenz, 9,829 shares; and Mr. Irick, 5,758 shares, respectively). Mr. Haines and Mr. Moore forfeited shares for the payment of FICA withholding taxes relating to the vesting of the restricted share units (Mr. Haines, 1,296 shares; Mr. Moore, 1,101 shares) because they had previously elected to defer receipt of the shares they otherwise would have received on the vesting of the restricted share units reported above. Mr. Haines and Mr. Moore deferred 61,204 shares and 33,274 shares, respectively, after the forfeiture of shares for the payment of FICA withholding taxes. Mr. Haines and Mr. Moore each elected to have his deferred shares distributed to him in equal annual installments over a five-year period beginning on the first business day following the six month anniversary of the termination of his employment.

PENSION BENEFITS

The following table sets forth, at December 31, 2006, the present value of accumulated benefits payable to the named executive officers under our pension plan, our Executive Salary Continuation Plan, and the Kansas Gas and Electric Company Deferred Compensation Plan.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
James S. Haines, Jr.	Retirement Plan (FAE)	16.3	174,868	—
	Retirement Plan (Cash Balance)	4.0	29,152	—
	Executive Salary Continuation Plan	16.3	795,986	68,795
William B. Moore	Retirement Plan (FAE)	22.4	325,004	—
	Retirement Plan (Cash Balance)	4.0	46,581	—
	Executive Salary Continuation Plan	22.4	2,137,138	163,769
	KGE Deferred Compensation Plan	n/a	1,354,236	—
Mark A. Ruelle	Retirement Plan (FAE)	10.5	53,414	—
	Retirement Plan (Cash Balance)	4.0	35,817	—
	Executive Salary Continuation Plan	10.5	53,228	—
Douglas R. Sterbenz	Retirement Plan (FAE)	9.6	101,239	—
Larry D. Irick	Retirement Plan (FAE)	7.6	102,338	—

Retirement Plan

The Westar Energy, Inc. Retirement Plan (the “Retirement Plan”) is a broad-based tax-qualified defined benefit pension plan in which generally all of our employees, including the named executive officers, are eligible to participate. Participation is automatic and begins after an eligible employee completes one year of credited service. Participants become fully vested in their plan benefits after five years of credited service.

The Retirement Plan uses two formulas to calculate benefits, a final average earnings formula for employees hired prior to January 1, 2002, and a cash balance formula for non-union employees hired (or re-hired) after December 31, 2001. “Final average earnings” generally means the average annual earnings of an employee measured over the sixty consecutive months that produce the highest monthly average within one hundred twenty consecutive months immediately preceding the employee’s termination or retirement date. Earnings related to restricted share unit awards and dividend equivalents are not included in the calculation of final average earnings. In 2006, the Internal Revenue Code limited annual compensation that could be used in calculating pension benefits to $220,000.

Mr. Haines, Mr. Moore and Mr. Ruelle accrued vested benefits calculated under the final average earnings formula during periods of employment with us (or our subsidiary, Kansas Gas and Electric Company) prior to recommencing employment with us (Mr. Haines and Mr. Moore rejoined us in December of 2002 and Mr. Ruelle rejoined us in January of 2003). Mr. Haines, Mr. Moore and Mr. Ruelle are also accruing a benefit calculated under the cash balance formula as a result of their current employment. Mr. Sterbenz and Mr. Irick are accruing benefits calculated under the final average earnings formula as a result of their current employment.

Under the final average earnings formula, the accrued benefit for each plan participant equals:

(1)          1.5% times the participant’s final average earnings plus .4% times the final average earnings in excess of covered compensation (certain wages subject to Social Security taxes) multiplied by credited service up to twenty years; plus

(2)          .8% times the final average earnings plus .4% times the final average earnings in excess of covered compensation multiplied by credited service in excess of 20 years up to a maximum of 35 years.

Pension benefits accrued under the final average formula are paid as a monthly annuity generally for the participant’s lifetime. The normal form of benefit for a married participant is a 50% joint and survivor annuity, which provides reduced monthly payments during the participant’s lifetime and lifetime payments to the spouse following the participant’s death in the amount of 50% of the reduced payments. Full benefits may be received when a participant reaches retirement age of 62 or age 60 with 35 years of service. Benefits are reduced if a participant elects to receive payments before achieving such age and years of service.

Under the Cash Balance formula, a bookkeeping account is established for each plan participant and credited with interest and contribution credits. Participants may elect to receive benefits accrued under the cash balance formula as a lump sum distribution. Interest credits are provided monthly during a plan year based on the average annual interest rate on the one-year Treasury Constant Maturity for the preceding November plus 1% (subject to a minimum annual rate of 5% and a maximum of 10%). Contribution credits are determined by multiplying the contribution rate applicable for the participant’s age (based upon the first day of the month) by the participant’s plan earnings for that particular month. The contribution rate used is shown in the following table:

Age	Contribution Rate
Less than 30	3%
30 and above but less than 40	4%
40 and above but less than 45	5%
45 and above but less than 50	6%
50 or more	7%

We calculated the amounts in the Present Value of Accumulated Benefit column in the Pension Benefits table above based on the same assumptions used for financial reporting purposes with respect to the Retirement Plan in our 2006 financial statements. For each named executive officer, we calculated his accrued pension benefit as of December 31, 2006 using a discount rate of 5.9%. Benefits were assumed to commence at the earliest unreduced retirement age (62) and to be made in the form of a lifetime joint and survivor annuity. The calculations assume that the named executive officers continue to live and will work until the earliest unreduced retirement age.

We caution that the values reported in the Present Value of Accumulated Benefit column in the table above are hypothetical and are calculated and presented pursuant to SEC regulations and are based on assumptions used in preparing our audited 2006 financial statements. The Retirement Plan uses a different method of calculating actuarial present value for the purpose of determining a lump sum payment, if any, under the plan. The change in pension value from year to year is subject to volatility in interest rates and may not represent the value that a named executive officer will actually accrue under the Retirement Plan during any given year when based on the Retirement Plan’s current definition of actuarial present value. As a result, the values in the table above do not represent the value that a named executive officer would receive from the Retirement Plan had he actually retired on December 31, 2006.

Executive Salary Continuation Plan

In addition to their benefits under our Retirement Plan, Mr. Haines, Mr. Moore and Mr. Ruelle have accrued vested benefits for periods of employment prior to their rejoining us as officers in late 2002 and early 2003 under an executive salary continuation plan. Mr. Haines and Mr. Moore receive an annual benefit of $68,795 and $163,769, respectively, under the plan. The estimated annual benefit payable to Mr. Ruelle under the plan upon retirement at or after age 62 is $15,810. These three named executive officers are not accruing additional benefits under the plan as a result of their current employment. Mr. Sterbenz and Mr. Irick are not participants in this plan.

KGE Deferred Compensation Plan.

Prior to our acquisition in 1992 of our subsidiary, Kansas Gas and Electric Company (“KGE”), KGE permitted certain employees to participate in the KGE Deferred Compensation Plan. Mr. Moore deferred a portion of his compensation from 1983 to 1991. Beginning the first day of the month following the day he attains age 65 or would have attained age 65 had he lived, Mr. Moore or his designated beneficiary/ies will receive supplemental retirement income or survivor payments of $20,525 per month over a fifteen-year period pursuant to the plan. We have reported the benefits under this plan in the table above, and not in the Non-Qualified Deferred Compensation table below, because the benefits payable to Mr. Moore are fixed, fully vested, payable to him at his normal retirement age, and not subject to reduction or termination in the event of termination of employment, early retirement, death or disability, which we believe makes these benefits equivalent to pension benefits.

NON-QUALIFIED DEFERRED COMPENSATION

The following table sets forth information about compensation deferred by the named executive officers.

Name	Aggregate Balance at Last Fiscal Year End ($)
James S. Haines, Jr.	3,187,810
William B. Moore	863,793
Mark A. Ruelle	—
Douglas R. Sterbenz	—
Larry D. Irick	15,213

The aggregate balance for Mr. Haines is determined by multiplying 122,797 deferred restricted share units by the closing market price of the Company’s stock on December 29, 2006 of $25.96. The aggregate balance for Mr. Moore is determined by multiplying 33,274 deferred restricted share units plus 554 reinvested dividend equivalents earned on restricted share units by the closing market price of the Company’s stock on December 29, 2006 of $25.96. The aggregate balance for Mr. Irick is determined by multiplying 586 stock units deferred under the Stock for Compensation program by the closing market price of the Company’s stock on December 29, 2006 of $25.96. There are no earnings on the restricted share units deferred by Mr. Haines and Mr. Moore because they did not elect to defer receipt of the dividend equivalents associated with these restricted share units. Discounts related to reinvested dividends on the stock units deferred by Mr. Irick are reported in All Other Compensation in the Summary Compensation Table.

As discussed above under “Pension Benefits” in the paragraph titled KGE Deferred Compensation Plan, we report benefits payable to Mr. Moore under the KGE Deferred Compensation Plan as pension benefits.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Potential Payments Upon Termination

Mr. Haines.   Under Mr. Haines’ employment letter, if his employment terminates in a “Qualifying Termination,” in addition to base salary and accrued vacation through the date of termination, he will be entitled to receive a lump-sum cash amount equal to his base salary for the remainder of the term of the agreement. In addition, if his employment is terminated for any reason, restricted share units awarded to Mr. Haines will vest on a prorated basis and we will continue to provide medical benefits to Mr. Haines and his spouse for the remainder of their lives.

In the case of Mr. Haines, the term “Qualifying Termination” means termination by us other than for “Cause,” by Mr. Haines for “Good Reason” or by him for any reason during the 90-day period after a “Change in Control”. The term “Cause” means Mr. Haines’ conviction of a felony or crime involving moral turpitude, his commission of a willful act of fraud or dishonesty with respect to us, his willful and repeated failure to perform substantially his material duties to us, his engaging in significant activity that is materially harmful to our reputation, or his breach of his fiduciary responsibilities to us or our shareholders. The term “Good Reason” means any change in his duties or responsibilities that is inconsistent in any material and adverse respect with his position as chief executive officer, the failure to reappoint or re-elect him to the board of directors or as chief executive officer without his consent, a reduction in his base salary, any requirement that he relocate outside our Kansas retail electric service territory, or any action that would materially and adversely affect his participation in or reduce his benefits under any benefit plan. The term “Change in Control” has substantially the same meaning given to such term in the change in control agreements described below.

Other Named Executive Officers.   Except in the case of a change in control as discussed below, if the employment of any of the named executive officers other than Mr. Haines terminates following the expiration of his employment letter, he will receive a lump-sum cash amount equal to the sum of his base salary and any accrued vacation pay through the date of termination, to the extent not previously paid. In addition, restricted share units awarded to the named executive officer will vest on a prorated basis through the date of termination upon a Qualifying Termination. In the case of these executive officers, the term “Qualifying Termination” means termination by us other than for “Cause,” termination by an officer for “Good Reason”, or termination (except in the case of Mr. Irick’s 2006 restricted share unit award) by reason of death, disability or normal retirement. The terms “Cause” and “Good Reason” have the same meanings given to such terms in the change in control agreements described below.

Prior to the termination of his employment letter on April 10, 2007, Mr. Sterbenz would also have received his base salary for the remainder of the term of the agreement, and all unvested restricted share units awarded pursuant to his employment letter would have vested, upon a Qualifying Termination. Each of the expired employment letters for Mr. Moore, Mr. Ruelle and Mr. Irick also provided for these benefits.

Potential Payments Upon Change in Control

On August 20, 2005, the board of directors approved change in control agreements with Mr. Ruelle, Mr. Sterbenz and Mr. Irick, which were executed on January 16, 2006. The board of directors did not authorize change in control agreements for Mr. Haines or Mr. Moore.

Under the change in control agreements, an officer is eligible to receive the following benefits if, within three years after a change in control, we terminate the officer’s employment without “Cause” or the officer terminates his or her employment for “Good Reason”:

•       a severance payment equal to two times the sum of (1) the officer’s base salary on the date of the change in control or, if higher, the date of termination, (2) the annual amount of the dividend equivalents payable to the officer, based on our annual dividend and the “Annual RSU Grant” (defined as the number of restricted share units awarded under the officer’s most recent restricted share unit award divided by the number of years over which the award vests), and (3) the value of the officer’s Annual RSU Grant (regardless of conditions for vesting) based on the higher of our stock price at the date of the change in control or the date of termination;

•       a cash payment for accrued vacation and up to thirty days of accumulated sick leave;

•       participation in our (or our successor’s) welfare benefit plans for two years following termination (or until the officer is receiving comparable benefits from a new employer) on the same terms as benefits are provided to officers at the time of termination;

•       a cash payment equal to the actuarial present value of pension plan benefits for two additional years of service; and

•       we (or our successor) will cause directors and officers liability insurance to be provided to the officer for at least five years following termination.

If necessary to avoid excise taxes, the severance payment will be reduced to the maximum amount that can be paid without triggering excise taxes. There are no gross-up payments to executive officers for taxes they incur as a result of receiving change in control payments. We have the right to terminate the change in control agreement with 180 days notice at any time prior to a change in control.

The term “Cause” generally means the officer’s conviction of a felony or crime involving moral turpitude, the officer’s commission of a willful act of fraud or dishonesty with respect to us, the officer’s willful and repeated failure to perform substantially his or her material duties to us, the officer’s engaging in significant activity that is materially harmful to our reputation, or the officer’s breach of his or her fiduciary responsibilities to us or our shareholders.

The term “Change in Control” generally means the sale of all or substantially all of our assets, a person becoming the beneficial owner of 20 percent or more of our outstanding voting securities, a merger or consolidation, or our continuing directors ceasing for any reason to constitute a majority of the board of directors.

The term “Good Reason” generally means any change in an officer’s status as an officer, a reduction in total compensation, any requirement that the officer relocate more than 80 miles to a location outside our Kansas retail electric service territory, or any action that materially and adversely affects the officer’s participation in or reduces the officer’s benefits under any benefit plan.

Termination and Change in Control Tables.

The tables below show the payments we would make to each of the named executive officers following termination of his employment in various circumstances, including termination following a change in control. We made the following assumptions in calculating the payments to each of the named executive officers:

•       We assumed a termination date of December 31, 2006 as required by the applicable SEC regulations.

•       We made calculations consistent with the terms of his employment letter and change in control agreement, if applicable, as described above.

•       We assumed each officer had been paid all base salary through the date of termination.

•       We used our closing common stock price on December 29, 2006 ($25.96) to value unvested restricted share units except, in the case of a change of control, we used the average of the high and low stock price of our common stock on December 29, 2006 ($26.136) as required by the terms of the change in control agreements.

•       We used our annual dividend of $1.00 per share on our common stock at December 31, 2006 to calculate dividend equivalents payable in the event of a qualifying termination following a change in control.

•       We omitted payments or benefits we provide to all salaried employees upon termination of employment in the applicable circumstances, including accrued unused vacation and payment for one month of accumulated sick leave contingent upon certain conditions being met.

We also made the following assumptions in calculating the payments to certain of the named executive officers:

•       In calculating the payments to Mr. Haines, the present value of Mr. Haines’ post-retirement medical care assumes the following factors: that coverage commences on the termination date; the use of a discount rate of 5.8% to value future benefits under the coverage; that Mr. Haines will continue to pay the same portion of the total plan cost as he pays currently; and that his total medical claims will increase annually by 5%. In addition, an adjustment was made to the level of medical claims to reflect that the average costs for retirees are higher than the average costs for active employees.

•       The payments to Mr. Moore reflect that he became entitled to receive the last installment of restricted share units awarded under his employment letter by remaining employed with us through December 23, 2006, although these restricted share units did not vest until January 2, 2007.

•       We calculated the payments to Mr. Ruelle under his employment letter because the employment letter had not expired at December 31, 2006, the date at which we are required to calculate payments, although it expired on January 14, 2007. We also calculated the payments to Mr. Sterbenz under his employment letter because it does not expire until April 10, 2007. If the payments to Mr. Ruelle and Mr. Sterbenz had been calculated as of a date on or after January 2, 2007, the amount of the payments to these officers in a qualifying termination after a change in control for unvested restricted share units would have been $929,368 in each case rather than the substantially larger amounts reported below because the average annual restricted share units awarded under each officer’s most recent restricted share unit award in 2007 was 17,900 rather than 31,250 under the prior award made pursuant to his employment letter.

•       To calculate pension-related payments, we assumed, in Mr. Ruelle’s case, no change in pay or pay limits relating to the cash balance formula and we used two years of contribution credits as the present value. In the case of Mr. Sterbenz and Mr. Irick, we assumed no change to the actual final average earnings used in the calculation.

James S. Haines, Jr., Chief Executive Officer

Executive Benefits and Payments Upon Termination	Voluntary Termination By Officer ($)	Normal Retirement, Death or Disability ($)	Termination by Company without Cause or by Officer for Good Reason ($)		Termination by Company for Cause ($)	Qualifying Termination After Change in Control ($)
Base Salary	—	—	1,451,705	(1)	—	1,451,705	(1)
Unvested Restricted Share Units	71,424	71,424	71,424		71,424	71,424
Dividend Equivalents	—	—	—		—	—
Medical and Welfare Plan Benefits	167,874	167,874	167,874		167,874	167,874
Accrued Sick Leave	—	—	—		—	—
Pension Related Payment	—	—	—		—	—
Total	239,298	239,298	1,691,003		239,298	1,691,003

(1)          Applicable SEC regulations require this amount to be calculated assuming a December 31, 2006 termination date. In these circumstances, Mr. Haines receives his base salary for the remainder of the term of his employment letter. The actual payment would decline to zero at the expiration of the term of the employment letter.

William B. Moore, President and Chief Operating Officer

Executive Benefits and Payments Upon Termination	Voluntary Termination By Officer ($)	Normal Retirement, Death or Disability ($)	Termination by Company without Cause or by Officer for Good Reason ($)	Termination by Company for Cause ($)	Qualifying Termination After Change in Control ($)
Base Salary	—	—	—	—	—
Unvested Restricted Share Units	892,375	892,375	892,375	892,375	892,375
Dividend Equivalents	—	—	—	—	—
Medical and Welfare Plan Benefits	—	—	—	—	—
Accrued Sick Leave	—	—	—	—	—
Pension Related Payment	—	—	—	—	—
Total	892,375	892,375	892,375	892,375	892,375

Mark A. Ruelle, Executive Vice President and Chief Financial Officer

Executive Benefits and Payments Upon Termination	Voluntary Termination By Officer ($)	Normal Retirement, Death or Disability ($)	Termination by Company without Cause or by Officer for Good Reason ($)	Termination by Company for Cause ($)	Qualifying Termination After Change in Control ($)
Base Salary	—	—	13,258	—	550,000
Unvested Restricted Share Units	—	—	811,250	—	1,633,438
Dividend Equivalents	—	—	—	—	62,500
Medical and Welfare Plan Benefits	—	—	319	—	18,044
Accrued Sick Leave	—	—	—	—	31,731
Pension Related Payment	—	—	—	—	25,200
Total	—	—	824,827	—	2,320,913

Douglas R. Sterbenz, Executive Vice President, Generation and Marketing

Executive Benefits and Payments Upon Termination	Voluntary Termination By Officer ($)	Normal Retirement, Death or Disability ($)	Termination by Company without Cause or by Officer for Good Reason ($)	Termination by Company for Cause ($)	Qualifying Termination After Change in Control ($)
Base Salary	—	—	76,771	—	550,000
Unvested Restricted Share Units	—	—	811,250	—	1,633,438
Dividend Equivalents	—	—	—	—	62,500
Medical and Welfare Plan Benefits	—	—	2,057	—	22,064
Accrued Sick Leave	—	—	—	—	31,731
Pension Related Payment	—	—	—	—	35,995
Total	—	—	890,078	—	2,335,728

Larry D. Irick, Vice President, General Counsel and Corporate Secretary

Executive Benefits and Payments Upon Termination	Voluntary Termination By Officer ($)	Normal Retirement, Death or Disability ($)	Termination by Company without Cause or by Officer for Good Reason ($)	Termination by Company for Cause ($)	Qualifying Termination After Change in Control ($)
Base Salary	—	—	—	—	432,000
Unvested Restricted Share Units	—	—	251,522	—	689,598
Dividend Equivalents	—	—	—	—	26,386
Medical and Welfare Plan Benefits	—	—	—	—	12,959
Accrued Sick Leave	—	—	—	—	24,923
Pension Related Payment	—	—	—	—	42,702
Total	—	—	251,522	—	1,228,568

DIRECTOR COMPENSATION

The following table describes the compensation that was paid in 2006 to our non-employee directors. Mr. Haines receives no compensation in his capacity as director. Compensation paid to Mr. Haines in his capacity as executive officer is presented above.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Mollie H. Carter	48,000	45,708	2,482	13,856	110,046
Charles Q. Chandler IV	47,000	88,209	9,015	35,353	179,576
R.A. Edwards	43,000	45,159	489	19,771	108,419
Jerry B. Farley	41,800	43,982	—	1,518	87,299
B. Anthony Isaac	43,000	45,312	—	—	88,312
Arthur B. Krause	48,000	45,708	—	—	93,708
Sandra A. Lawrence	48,000	43,982	971	5,909	98,862
Michael F. Morrissey	55,000	45,597	—	—	100,597
John C. Nettels, Jr.	36,000	45,159	—	15,076	96,235

Fees Earned or Paid in Cash.   The amounts shown in the column “Fees Earned or Paid in Cash” includes annual retainers, paid quarterly, and meeting attendance fees. In 2006, we paid our non-employee directors an annual retainer of $20,000, except the chairman of the board who received an annual retainer of $35,000, an annual retainer of $5,000 for serving as a committee chair, except the chairman of the Audit Committee who received an annual retainer of $8,000, a fee of $1,200 for each board of directors meeting attended, and a fee of $1,000 for each committee meeting attended.

Stock Awards.   The amounts shown in the column “Stock Awards” equal the aggregate expense we recognized in 2006 with respect to grants of common stock in 2006 and grants of restricted share units in prior years. We calculated this expense in accordance with FAS 123R.

On January 2, 2006, we granted each outside director an annual stock award of 2,000 shares and we granted Mr. Chandler an additional 2,000 shares for his service as chairman of the board. The grant date fair value of each grant of 2,000 shares was $43,050, and the grant date fair value of the grant of 4,000 shares to Mr. Chandler was $86,100. In accordance with FAS 123R, we determined the grant date fair value of each such award by multiplying the number of shares granted by $21.525, the average of our high and low common stock price on December 30, 2005.

Prior to 2005, outside directors received an annual grant of restricted share units in addition to a stock award. The following table sets forth the grant date, the number of restricted share units, and the grant date fair value, of each grant with respect to which expense was recorded in 2006.

Name	Grant Date	Restricted Share Units Granted (#)	Grant Date Fair Value ($)
Mollie H. Carter	June 26, 2003	600	9,894
	January 1, 2004	936	19,000
Charles Q. Chandler IV	January 1, 2004	936	19,000
R.A. Edwards	January 1, 2004	936	19,000
Jerry B. Farley	October 20, 2004	187	3,796
B. Anthony Isaac	December 3, 2003	76	1,505
	January 1, 2004	936	19,000
Arthur B. Krause	June 26, 2003	600	9,894
	January 1, 2004	936	19,000
Sandra A. Lawrence	October 20, 2004	187	3,796
Michael F. Morrissey	April 16, 2003	1,049	13,532
	January 1, 2004	936	19,000
John C. Nettels, Jr.	January 1, 2004	936	19,000

The restricted share units granted to our outside directors vest in one-third annual increments on the first three anniversaries of the grant date. Unvested restricted share units are forfeited upon the director ceasing to be a member of the board of directors. The number of unvested restricted share units held by each outside director as of December 31, 2006 was as follows:

Name	Unvested Restricted Share Units
Mollie H. Carter	312
Charles Q. Chandler IV	312
R.A. Edwards	312
Jerry B. Farley	63
B. Anthony Isaac	312
Arthur B. Krause	312
Sandra A. Lawrence	63
Michael F. Morrissey	312
John C. Nettels, Jr.	312

Restricted share units have dividend equivalents associated with them. Unless deferred, the director will receive cash payments on our dividend payment dates in an amount equal to the amount of the cash that the director would have received if the director owned the number of shares of our common stock represented by the restricted share units. Dividend equivalents may be deferred and, if deferred, are reinvested in our common stock. Dividend equivalents on restricted share units are not included in the Director Compensation table because in accordance with FAS 123R, they are included in the grant date fair value figures set forth above.

Election to be Paid in Stock.   An outside director may elect to have all or a portion of any cash fees paid in stock rather than cash in accordance with our 1996 Long Term Incentive and Share Award Plan. If a director elects to receive retainers and attendance fees in shares of our common stock, the number of shares to be distributed to a director in lieu of cash compensation is determined by dividing the elected dollar amount of cash compensation by the average of our high and low common stock price on the last day of the immediately preceding quarter (or, if such day was not a trading day, on the next preceding day the shares were traded) as reported on the New York Stock Exchange Composite Listing.

Election to Defer Compensation.   An outside director may elect to defer payment of cash fees or stock in accordance with the provisions of our Non-Employee Director Deferred Compensation Plan. A portion of the interest earned on deferred cash fees is reported under the column, “Change in Pension Value and Nonqualified Deferred Compensation Earnings.” If a director elects to receive retainers and attendance fees in shares of our common stock, and defers receipt of such shares, dividends earned on such deferred shares are reflected under the column “All Other Compensation.”

Change in Pension Value and Nonqualified Deferred Compensation Earnings.   Amounts in this column reflect interest actually accrued on deferred cash compensation less the interest that would have accrued at 120% of the applicable long-term federal interest rate.

All Other Compensation.   This column is comprised of the following components:

•       Interest on the aggregate of all compensation deferred in cash (including compensation deferred in cash in 2006 as well as in prior years), but only to the extent not already reflected in the column “Change in Pension Value and Nonqualified Deferred Compensation Earnings.”

•       Dividends on deferred compensation paid in shares of our common stock and on deferred stock awards.

•       Charitable contribution matching.

Interest on deferred cash compensation accrues at a rate of 1.0% above the Prime Rate and compounds quarterly. “Prime Rate” is defined as the prime rate of interest in effect on the first business day of the applicable calendar year as such rate is reported by the Wall Street Journal. Dividends on deferred compensation paid in shares of stock and on deferred stock awards, are credited to the director as if they had been reinvested in shares of our common stock at a share price equal to the average of the daily high and low prices of our common stock as reported on the New York Stock Exchange for the three trading days immediately preceding the day the dividend is credited. Dividend equivalents on unvested restricted stock units are, if not deferred by the director, paid in cash on our dividend payment dates in an amount equal to the amount of the cash that the director would have received if the director owned the number of shares of our common stock represented by the restricted share units. If dividend equivalents on unvested restricted stock units are deferred, the dividend equivalents are credited to the director in the same manner as dividends on deferred compensation.

In the fiscal year ended December 31, 2006, Mr. Chandler was credited with $14,025 in dividends on deferred stock awards, Mr. Edwards was credited with $10,310 in dividends on deferred compensation taken in shares of our common stock, and Mr. Nettels was credited with $10,080 in dividends on deferred stock awards.

Non-employee directors are eligible to participate in our matching gift program on the same terms as our employees. Under this program, we will match on a dollar-for-dollar basis charitable contributions to Kansas colleges and universities made by directors, employees and their spouses up to $1,000 per household each year.

Reimbursements.   We reimburse directors for travel and other out-of-pocket expenses incurred by them that are incidental to attending meetings. We also reimburse directors for reasonable expenses relating to ongoing director education. In addition, we provide liability insurance to our directors under our directors and officers insurance policies.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes the total shares of our common stock that may be received by holders of restricted share units and options upon the vesting of restricted share units and the exercise of currently outstanding options, the weighted average exercise price of those outstanding options and the number of shares of our common stock that are still available for future issuance under our equity compensation plans after considering the restricted share units and stock options currently outstanding.

Plan Category	Number of shares to be issued upon exercise of outstanding options, warrants and rights (#)(1)	Weighted average exercise price of outstanding options, warrants and rights ($)(2)	Number of shares remaining available for future issuance (#)
Long Term Incentive and Share Award Plan (the only equity compensation plan approved by our shareholders)	1,527,062	33.81	1,227,177
Any equity compensation plans not approved by our shareholders	—	—	—
Total	1,527,062	33.81	1,227,177

(1)          Includes shares issuable with respect to restricted share units, reinvested dividend equivalents, deferred restricted share unit grants, non-qualified stock options, stock for compensation share units, director stock awards and deferred director retainer and meeting fees payable in stock.

(2)          Excludes restricted share units referred to in footnote (1).

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the Compensation Committee members has ever been an officer or employee of the Company, is or was a participant in a “related person” transaction in 2006, or is an executive officer of another entity at which one of our executive officers serves on the board of directors. Please see “Corporate Governance Matters—Policies and Procedures for Approval of Related Person Transactions” above for a description of our policy on related person transactions.

Item 2 on the Proxy Card

RATIFICATION AND CONFIRMATION OF DELOITTE & TOUCHE LLP
AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2007

Deloitte & Touche LLP has acted as our independent registered public accounting firm since 2002. In February 2007, the Audit Committee appointed Deloitte & Touche LLP to act as our independent registered public accounting firm and to examine our consolidated financial statements, and those of our subsidiaries, for the year ending December 31, 2007 and the effectiveness of our internal control over financial reporting as of December 31, 2007. You are being asked to ratify and confirm that appointment at the annual meeting.

Representatives of Deloitte & Touche LLP will be present at the annual meeting and will have the opportunity to make a statement and to respond to appropriate questions. If the appointment of Deloitte & Touche LLP is not ratified at the meeting, the Audit Committee will consider the selection of another accounting firm.

Independent Registered Accounting Firm Fees

The aggregate fees, including expenses, of Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates for fiscal years ended December 31, 2006 and 2005 are as follows:

	2006	2005
Audit fees(1)	$1,826,866	$1,768,506
Audit-related fees(2)	95,884	143,378
Total audit and audit-related fees	1,918,238	1,911,884
Tax fees(3)	0	89,720
Total fees(4)	$1,918,238	$2,001,604

(1)          Audit fees for 2006 include $916,056 relating to the audit of the Company’s annual consolidated financial statements and reviews of quarterly financial statements, $886,480 relating to the audit of the Company’s internal control over financial reporting, $23,130 relating to interpretation of rules and standards, and $1,200 relating to consultation regarding proposed financing transactions. The 2005 fees include $776,260 relating to the audit of the Company’s annual consolidated financial statements and reviews of quarterly financial statements, $888,085 relating to the audit of the Company’s internal control over financial reporting and $104,161 relating to the issuance of comfort letters to underwriters and reviews of registration statements filed by the Company.

(2)          Audit-related fees for 2006 relate to audits conducted of Company sponsored benefit plans, an annual review of transfer agent functions performed by our Shareholder Services Department, consultations on certain accounting matters not arising as a part of the annual audit or quarterly reviews and other various matters. The 2005 fees relate to audits conducted of Company sponsored benefit plans, an annual review of procedures related to our accounts receivables sales program, an annual review of transfer agent functions performed by our Shareholder Services Department, consultations on certain accounting matters not arising as a part of the annual audit or quarterly reviews and other various matters.

(3)          Tax fees for 2005 relate to permitted tax services relating to a research and development study for an IRS audit and rate case tax issues.

(4)          For 2005 and 2006, each of the permitted non-audit services were pre-approved by the Audit Committee or the Audit Committee’s chairman pursuant to authority delegated by the Audit Committee, other than de minimus non-audit services for which the pre-approval requirements are waived in accordance with the rules and regulations of the SEC.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee charter provides that the Audit Committee will pre-approve audit services and non-audit services to be provided by our independent registered public accounting firm before the firm is engaged to render these services. The Audit Committee may consult with management in making its decision, but may not delegate this authority to management. The Audit Committee may delegate its authority to pre-approve services to one or more committee members, provided that the persons designated present the pre-approvals to the full committee at the next committee meeting.

In 2004, the Audit Committee adopted an Audit and Non-Audit Services Pre-Approval Policy (the “Pre-Approval Policy”). The Pre-Approval Policy authorizes the chairman of the Audit Committee to pre-approve the retention of the independent registered public accounting firm for audit-related and permitted non-audit services not contemplated by the engagement letter for the annual audit, provided that: (a) these services are approved no more than thirty days in advance of the independent registered public accounting firm commencing work; (b) the fees to be paid to the independent registered public accounting firm for services related to any single engagement do not exceed $50,000; and (c) the chairman advises the Audit Committee of the pre-approval of the services at the next meeting of the Audit Committee following the approval.

The Audit Committee will periodically assess the suitability of our independent registered public accounting firm, taking into account all relevant fees and circumstances, including the possible consideration of the qualifications of other accounting firms.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF THE RATIFICATION AND CONFIRMATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP.

ADDITIONAL INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

The SEC’s rules require our directors and executive officers to file reports of their holdings and transactions in our common stock. Based solely on our review of the reports filed under Section 16(a) of the Exchange Act and written representations that no other reports were required, we believe that, during the fiscal year ended December 31, 2006, all required filings applicable to our executive officers, directors and owners of more than ten percent of our common stock were made and that such persons were in compliance with the Exchange Act requirements.

Shareholder Proposals

Proposals for Inclusion in the Proxy Statement.   The 2008 Annual Meeting of Shareholders is scheduled to be held on May 15, 2008. Pursuant to Rule 14a-8 under the Exchange Act, shareholders may present proper proposals for inclusion in the Company’s proxy statement and for consideration at the next annual meeting of its shareholders by submitting their proposals to our Corporate Secretary in a timely manner. In order to be included in the proxy statement for the 2008 Annual Meeting of Shareholders, shareholder proposals must be received by our Corporate Secretary no later than December 4, 2007, and must otherwise comply with the requirements of Rule 14a-8.

Proposals not Included in the Proxy Statement.   In addition, our articles of incorporation establish an advance notice procedure with regard to certain matters, including shareholder proposals not intended to be included in the Company’s proxy materials mailed to shareholders, to be brought before an annual meeting of shareholders. In general, notice must be received by our Corporate Secretary not less than 60 days nor more than 90 days prior to the annual meeting and must contain specified information concerning the matters to be brought before such meeting and concerning the shareholder proposing such matters. Therefore, such a proposal must have been received by our Corporate Secretary between February 16, 2007, and March 19, 2007, to be presented at the Company’s 2007 Annual Meeting of Shareholders and will need to be received between February 15, 2008, and March 17, 2008, to be presented at the Company’s 2008 Annual Meeting of Shareholders. No shareholder proposals have been received for the 2007 Annual Meeting of Shareholders.

If a shareholder who has notified the Company of his intention to present a proposal at an annual meeting does not appear or send a qualified representative to present his proposal at such meeting, the proposal will not be presented for a vote at such meeting.

Director Recommendations and Nominations

Submitting Director Recommendations to the Nominating and Corporate Governance Committee.   If a shareholder wishes the Nominating and Corporate Governance Committee to consider an individual as a candidate for election to the board of directors, the shareholder must submit a proper and timely request as follows:

•       Timing.   The shareholder must provide the Nominating and Corporate Governance Committee written notice by no later than October 1 of the year prior to the annual meeting of shareholders at which the candidate would seek to be elected.

•       Information.   The shareholder’s notice must include the following information:

•        The name and address of the shareholder making the submission and the name, address and telephone number of the candidate to be considered;

•        The class or series and number of shares of the Company’s stock that are beneficially owned by the shareholder making the submission, a description of all arrangements or understandings between the shareholder and the candidate with respect to the candidate’s nomination and election as a director, and an executed written consent of the candidate to serve as a director of the Company if so elected;

•        A copy of the candidate’s resume and references; and

•        An analysis of the candidate’s qualifications to serve on the board of directors and on each of the board’s committees in light of the criteria set forth in our Corporate Governance Guidelines and established by the Nominating and Corporate Governance Committee (including all regulatory requirements incorporated by references therein).

Shareholder Nominations Made at the Annual Meeting of Shareholders.   The Company’s articles of incorporation provide that shareholders may nominate persons for election as directors and have such nominees’ names included on the ballot distributed at the annual meeting by providing our Corporate Secretary written notice not less than 60 days nor more than 90 days prior to the annual meeting. The notice must contain prescribed information about the proponent and each nominee, including the information about the nominee that would have been required to be included in a proxy statement filed under SEC rules had such nominee been nominated by the board of directors. Such a notice must have been received by our Corporate Secretary between February 16, 2007, and March 18, 2007, to be presented at the Company’s 2007 Annual Meeting of Shareholders and will need to be received between February 15, 2008, and March 16, 2008, to be presented at the Company’s 2008 Annual Meeting of Shareholders. No such notice has been received for the 2007 Annual Meeting of Shareholders.

If a shareholder who has notified the Company of his intention to make a nomination at an annual meeting does not appear or send a qualified representative to make his nomination at such meeting, the nominee will not be included on the ballot distributed at the meeting.

Annual Report to Shareholders

Our Annual Report to Shareholders for the year ended December 31, 2006 was mailed to our shareholders on or about April 2, 2007. The Annual Report contains financial statements audited by Deloitte & Touche LLP, our independent registered public accounting firm. The Annual Report is not to be considered as a part of the proxy solicitation material or as having been incorporated by reference.

Other Business

Under the laws of Kansas, where we are incorporated, no business other than procedural matters may be raised at the annual meeting unless proper notice to the shareholders has been given. We do not expect any business to come up for shareholder vote at the meeting other than the election of directors and the ratification and confirmation of our independent registered public accounting firm. If, however, any other matters properly come before the meeting, your proxy card authorizes the persons named as proxies to vote in accordance with their judgment on such other matters.

No Incorporation by Reference

Notwithstanding any general language that may be to the contrary in any document filed with the SEC, the information in this proxy statement under the captions “Audit Committee Report” and “Compensation Committee Report” shall not be incorporated by reference into any document filed with the SEC. The information contained on our Internet website is not part of this document.

Questions

If you have any questions or need more information about the annual meeting, write to:

Westar Energy, Inc.
P.O. Box 750320
Topeka, Kansas 66675-0320
Attention: Shareholder Services

or call us at (800) 527-2495 or (785) 575-6394.

Notices and Requests

All notices of proposals by shareholders, whether or not to be included in the Company’s proxy materials, and all requests and other notices that we have stated you should direct to our Corporate Secretary should be sent to:

Westar Energy, Inc.
818 S. Kansas Avenue
Topeka, KS 66612
Attention: Corporate Secretary

By Order of the Board of Directors,

Larry D. Irick
Vice President, General Counsel and Corporate Secretary
Topeka, Kansas April 2, 2007

VOTE BY TELEPHONE
P.O. Box 750320 Topeka, KS 66675-0320	Have your proxy card available when you call the Toll-Free number 1-888-693-8683 using a touch-tone telephone, and follow the simple instructions to record your vote.
VOTE BY INTERNET
Have your proxy card available when you access the website www.cesvote.com, and follow the simple instructions to record your vote.

VOTE BY MAIL
Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: Corporate Election Services, PO Box 3200, Pittsburgh, PA 15230.

VOTE BY TELEPHONE	VOTE BY INTERNET	VOTE BY MAIL
Call Toll-Free using a touch-tone telephone: 1-888-693-8683	Access the Website and cast your vote: www.cesvote.com	Return your proxy in the postage-paid envelope provided.

Vote 24 hours a day, 7 days a week.

If you vote by telephone or Internet, please do not send your proxy by mail.

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ê Please fold and detach card at perforation before mailing. ê

WESTAR ENERGY, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 17, 2007.

James S. Haines, Jr., Mark A. Ruelle and Larry D. Irick, and each of them with full power to act alone and with full power of substitution, are hereby authorized to represent the undersigned at the Westar Energy, Inc. Annual Meeting of Shareholders to be held on May 17, 2007, or at any adjournment thereof, and to vote, as indicated on the reverse side, the shares of Common Stock and/or Preferred Stock which the undersigned would be entitled to vote if personally present at said meeting. The above named individuals are further authorized to vote such stock upon any other business as may properly come before the meeting, or any adjournment thereof, in accordance with their best judgment. This proxy also provides voting instructions to the plan administrator for shares held by the undersigned in the Westar Energy, Inc. 401(k) Employees’ Savings Plan.

Signature(s)

Signature(s)

Date:	, 2007

Please sign exactly as your name appears to the left. Joint owners should each sign. When signing on behalf of a corporation or partnership or as attorney, executor, administrator, trustee or guardian, please give full title as such.

Please sign and date this proxy where indicated above before mailing.

ADMISSION TICKET

Please bring this ticket to the Annual Meeting.
Notice of Annual Meeting of Shareholders
WESTAR ENERGY, INC.
2007 Annual Meeting of Shareholders

For the purpose of considering and acting upon the election of three Class II directors, and the ratification and confirmation of the appointment of our independent registered public accounting firm and such other business as may properly come before the meeting or any adjournment thereof.

Thursday, May 17, 2007
10:00 a.m. Central Daylight Saving Time
Capitol Plaza Hotel
Emerald Ballroom
1717 SW Topeka Boulevard
Topeka, Kansas 66612

Please Admit	Non-Transferable

é Please fold and detach Admission Ticket here. é

You have the option to access future annual reports, proxy statements, and other proxy solicitation materials over the Internet, instead of receiving those documents in paper form. Participation is voluntary. If you give your consent, in the future when such material is available over the Internet, you will receive notification which will contain the Internet location where the material is available. The material will be presented in PDF format. There is no cost to you for this service other than any charges imposed by your Internet provider. Once you give your consent, it will remain in effect until you inform us otherwise in writing. You may revoke your consent, or request paper copies of the material, at any time by notifying Westar Energy’s Shareholder Services in writing at PO Box 750320, Topeka, KS 66675-0320.

To give your consent, follow the prompts when you vote by telephone or over the Internet, or check the appropriate box located at the bottom of the attached proxy card when you vote by mail.

ê Please fold and detach card at perforation before mailing. ê

WESTAR ENERGY, INC.	PROXY

All shares, including full and partial shares of stock credited to your Direct Stock Purchase Plan account, will be voted as directed by the shareholder. If no direction is given when the duly executed proxy is returned, such proxy will be voted as recommended by the Board of Directors.

The Board of Directors recommends a vote FOR the three nominees listed below.

1.                                       Election of Directors:   (1) B. Anthony Isaac      (2) Michael F. Morrissey      (3) John C. Nettles, Jr.

❑	FOR all nominees (except as marked to the contrary above)	❑	WITHHOLD authority to vote for all nominees listed

To withhold authority to vote for one or more individual nominees, strike a line through such nominee’s name(s) above.

The Board of Directors recommends a vote FOR proposal 2.

2.                                       Ratification and confirmation of Deloitte & Touche LLP as the company’s independent registered public accounting firm for 2007:

❑	FOR	❑	AGAINST	❑	ABSTAIN

❑                                    I / We consent to access future annual reports, proxy statements and other proxy soliciting material over the Internet as described above.

❑                                    I / We will attend the Annual Meeting to be held in Topeka, Kansas.

IMPORTANT—Please sign and date on the reverse side and return promptly.